SALE AND PURCHASE AGREEMENT

                             between

                          MATTEL, INC.

                               and

         ALEC E. GORES, TRUSTEE OF THE REVOCABLE LIVING
                TRUST AGREEMENT OF ALEC E. GORES,

                               and

                         GTG/WIZARD, LLC


                       ___________________

                 Dated as of September 28, 2000

                        TABLE OF CONTENTS

                                                             Page

ARTICLE I   DEFINITIONS                                        1


ARTICLE II  PURCHASE AND SALE; THE CLOSING                     8

       2.1. Purchase and Sale                                  8
       2.2. Closing                                            8
       2.3  Retention of Books and Records                     8
       2.4  Fair-Market Value                                  8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF MATTEL           9

       3.1  Organization and Qualification                     9
       3.2  Authorization; Validity and Effect of
            Agreement                                          9
       3.3. Capitalization                                     9
       3.4  Subsidiaries                                      10
       3.5  Other Interests                                   10
       3.6  No Conflict; Required Filings and
            Consents                                          10
       3.7  Compliance                                        11
       3.8  Product Liability                                 11
       3.9  Insurance                                         11
       3.10 Litigation                                        11
       3.11 Taxes                                             12
       3.12 Employee Benefit Plans                            12
       3.13 Assets                                            13
       3.14 Material Contracts                                14
       3.15 Labor Relations                                   15
       3.16 Intellectual Property                             15
       3.17 Environmental Matters                             16
       3.18 Financial Statements                              17
       3.19 Brokers                                           17
       3.20 Changes Since August 31, 2000                     17

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE
            COMPANY AND AEG                                   18

       4.1  Corporate Organization                            18
       4.2  Authorization; Validity and Effect of
            Agreement                                         18
       4.3  No Conflict; Required Filings and
            Consents                                          18
       4.4. Broker's Fees                                     19
       4.5. Acquisition of TLC Shares and LLC
            Interests for Investment; Ability to
            Evaluate and Bear Risk                            19
       4.6  Investigation; No Additional
            Representations and Warranties                    19
       4.7  Litigation                                        20


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

       4.8  Available Funds                                   20
       4.9  Knowledge Regarding Representations;
            Satisfaction of Conditions                        20

ARTICLE V   CERTAIN COVENANTS                                 20

       5.1  Further Assurances                                20
       5.2  Employees                                         21
       5.3  D&O Indemnification                               22
       5.4  Intercompany Relationships; Accounts              23
       5.5. No Restrictions on Future Operation               23
       5.6  [Intentionally Omitted.]                          23
       5.7  Certain Consents                                  23
       5.8  Excluded Assets                                   24
       5.9  Certain Obligations                               24
       5.10 Mattel Name                                       25
       5.11 AEG Capital Commitment                            25
       5.12 Best Efforts                                      26
       5.13 Public Announcements; Confidentiality             26
       5.14 Organization Documents                            26
       5.15 Access to Information                             26
       5.16 Conduct of the Business                           26
       5.17 Cooperation Concerning Insurance                  27

ARTICLE VI  TAX MATTERS                                       27

       6.1  Tax Treatment                                     27
       6.2  Cooperation and Exchange of Information           28
       6.3  Tax Sharing Agreements                            29
       6.4  Timing Differences                                29
       6.5  Post-Closing Dispositions                         29
       6.6. Allocation Method                                 30
       6.7  Definitions                                       30
       6.8  Refunds; Allocation of Taxes; Payment of
            Certain Taxes                                     30

ARTICLE VII PAYMENT PROVISIONS                                31

       7.1  Liquidity Events                                  31
       7.2  EBITDA Target Payments                            34
       7.3  Long-Term Value Payouts                           36
       7.4  Minimum Payment                                   37
       7.5  Sale of Company                                   37

ARTICLE VIIIFUTURE ACTIONS                                    38

       8.1  Certain Transactions                              38
       8.2  Fair Dealing                                      39
       8.3  AEG Control                                       39



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ARTICLE IX  CONDITIONS TO OBLIGATIONS TO CLOSE                40

       9.1  Conditions to Obligation of Each Party to
            Close                                             40
       9.2  Closing Deliveries                                40
       9.3  Conditions to Obligations of Mattel               40

ARTICLE X   TERMINATION                                       41

       10.1 Termination                                       41
       10.2 Procedure and Effect of Termination               41
       10.3 Certain Termination                               41

ARTICLE XI  INDEMNIFICATION                                   42

       11.1 Indemnification                                   42
       11.2 Limitations                                       42
       11.3 Notice to the Indemnitor                          42
       11.4 Third Party Indemnification                       42

ARTICLE XII MISCELLANEOUS                                     43

       12.1 No Survival                                       43
       12.2 Counterparts                                      43
       12.3 Governing Law; Jurisdiction and Forum;
            Waiver of Jury Trial                              43
       12.4 Entire Agreement                                  44
       12.5 Expenses                                          44
       12.6 Notices                                           44
       12.7 Successors and Assigns                            46
       12.8 Third Party Beneficiaries                         46
       12.9 Headings; Definitions                             46
       12.10 Amendments and Waivers                           46
       12.11 Interpretation                                   47
       12.12 No Right of Setoff                               47
       12.13 Specific Performance                             47
       12.14 Severability                                     47
       12.15 Miscellaneous                                    47


Schedules
Schedule A - TLC Business Products
Schedule B - Mattel Media Excluded Products
Schedule C - Fair Market Value Consideration

Exhibits
Exhibit A - Form of Assumption Agreement


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
                   SALE AND PURCHASE AGREEMENT

          SALE AND PURCHASE AGREEMENT (the "Agreement"), dated as of September 28, 2000, by and among Alec E. Gores, trustee of the Revocable Living Trust Agreement of Alec E. Gores, a trust organized under the laws of Michigan ("AEG"), GTG/Wizard, LLC, a Delaware limited liability company (the "Company") and Mattel, Inc., a Delaware corporation ("Mattel").

                            Recitals

          WHEREAS, Mattel, through its direct and indirect subsidiaries, is engaged in the TLC Business (as defined herein);

          WHEREAS, AEG is the majority member of Wizard Holding
Company, a Delaware limited liability company ("Holdings");

          WHEREAS, immediately prior hereto, Holdings has formed the Company and is the sole member thereof;

          WHEREAS, Mattel desires to sell and the Company desires to purchase the Mattel subsidiaries conducting the TLC Business for the consideration set forth below;

          WHEREAS, AEG has agreed to cause Holdings to capitalize the Company as set forth herein;

          WHEREAS, simultaneously with the closing of the transaction contemplated hereby, Mattel and the Company will enter into a transition services agreement ("Transition Services Agreement"), and a license agreement ("License Agreement"), in each case on terms to be mutually agreed prior to such closing; and

          WHEREAS, Mattel, AEG and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Agreement;

          NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                            ARTICLE I

                           DEFINITIONS

          For purposes of this Agreement:

          "AEG Committed Capital" shall mean the committed capital contributions described in Section 5.11, up to the Capital Contribution Cap, that are actually made by Holdings to the Company.

          "Affiliate" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; it being understood that for purposes of this definition, any entity controlled by Alec E. Gores shall be deemed an Affiliate of AEG and the Company.

          "Assumed Debt" shall mean, in connection with a Liquidity Event, the assumption by another Person of debt for borrowed money of the Company or any of its Subsidiaries to any Affiliate of any of the Company, AEG or any member of the Company.

          "Benefit Arrangement" shall mean any employment, consulting, severance, change in control or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation other than benefits provided by Welfare Plans, Pension Plans or Multiemployer Plans, in each case with respect to which any of the TLC Subsidiaries has or may have any liability (accrued, contingent or otherwise), for the benefit of, or on behalf of, any U.S. employee of the TLC Subsidiaries.

          "Business Day" shall mean any day other than Saturdays, Sundays and days when commercial banks are authorized to be closed in Los Angeles, California.

          "CERCLA" shall mean the Comprehensive Environmental
Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Consideration" shall mean Mattel's right to receive and the Company's obligation to make the payments required to be made to Mattel pursuant to Article VII hereof.

          "Contracts" shall mean contracts, undertakings, commitments or agreements.

          "Controlled Group Liability" shall mean any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

          "Domestic Subsidiary" shall mean a Subsidiary organized under the laws of the United States or a political subdivision thereof.

          "Environmental Laws" shall mean any foreign, federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use, handling, transport, release, threatened release, or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; to exposure to toxic, hazardous or other controlled,



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
prohibited or regulated substances; to health or safety in the workplace; and to the protection of the public's health and safety and the environment, including the CERCLA, TSCA, HMTA and EPCRA, the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., and other comparable foreign, state and local laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

          "EPCRA" shall mean the Emergency Planning and Community
Right to Know Act, 42 U.S.C. 11001 et seq.

          "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended.

          "ERISA Affiliate" shall mean any entity which is a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, the TLC Subsidiaries as defined in Section 414(b),
(c), (m) or (o) of the Code.

          "Excess Cash Flow" for any period shall mean net income, adjusted for changes in Working Capital, plus depreciation and amortization, less capital expenditures, excluding non-recurring extraordinary items (including gain or loss realized on Liquidity Events) and less principal payments on bank debt, in each case computed in accordance with GAAP. Any increase in Working Capital from the prior period balance sheet will reduce Excess Cash Flow whereas a decrease in Working Capital will increase Excess Cash Flow.

          "Excess Net Proceeds" shall mean, with respect to any Liquidity Event, the excess, if any, of the Net Proceeds of such Liquidity Event over the sum of the payments permitted to be made pursuant to Section 7.1(b) with respect to such Liquidity Event.

          "Excluded Liability" shall mean (i) consolidated return Taxes for which either Mattel or TLC is the common parent, (ii) the items set forth on Section 1 of the TLC Disclosure Schedule and (iii) all liability for Taxes of the TLC Subsidiaries or arising from the operation of the TLC Business for any taxable period (or portion thereof) ending on or prior to the Closing Date and for the pre-Closing Date portion of a taxable period that includes but does not end on the Closing Date (all such periods and portions, the "Pre-Closing Period") limited, in each case, to such liability that results from a Tax Proceeding with respect to the Pre-Closing Period and limited further, in the case of Non-income Taxes, to such Non-income Taxes that exceed in the aggregate $1.5 million but only to the extent of such tax liability in excess of $1.5 million (the Taxes covered by clause
(i) or this clause (iii), the "Excluded Taxes").

          "Funded Capital Commitment" shall mean, as of any date, the portion of the AEG Committed Capital that has been used to fund operating cash flow (as defined by GAAP) of the TLC Business as of such date. In order to ensure that Holdings does not receive excess proceeds from Liquidity Events as a result of contribution of excess or unnecessary Funded Capital Commitment, it is understood that Funded Capital Commitment does not include any portion of the AEG Committed Capital that at the time of contribution or payment to the Company was not reasonably required to fund ongoing operating cash flow. In any event the initial capital contribution of $10 million pursuant to Section
5.11 is deemed to be Funded Capital Commitment.

          "GAAP" shall mean generally accepted accounting principles in the United States, as in effect from time to time.

          "GGC" shall mean Golden Gate Private Equity, Inc., a
Delaware corporation.

          "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as or has the potential to be hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq.; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.

          "HMTA" shall mean the Hazardous Materials
Transportation Act, 49 U.S.C. 1802 et seq.

          "Liquidity Event" shall mean (i) the direct or indirect transfer, in a transaction or series of related transactions, of any of the assets of the Company or any of its Subsidiaries or any of the membership or other equity interests of any of the Company's Subsidiaries by asset sale (other than ordinary course sales of inventory), merger, sale of membership interests, stock or other equity interests, recapitalization, reorganization, licenses (other than ordinary course licenses), or other transfer from the Company or any of its Subsidiaries to any other third party that is not a wholly owned subsidiary of the Company or
(ii) the liquidation and winding up of the Company.

          "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, under which the Company or any ERISA Affiliate has or may have any liability
(accrued, contingent or otherwise).

          "Net Proceeds" shall mean, with respect to any Liquidity Event, the proceeds received by the Company or any Subsidiary in connection with such Liquidity Event (including without limitation Assumed Debt), less (x) any payments to third parties (that are not Affiliates of the Company, AEG or any member of the Company) in respect of indebtedness of the Company that is required by its terms to be repaid in connection with such Liquidity Event and is so repaid, and (y) any reasonable transaction expenses paid in connection therewith.

          "Non-income Taxes" shall mean Taxes other than Income
Taxes.

          "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) and which any of the TLC Subsidiaries contributes to or is required to contribute to, or under which any of the TLC Subsidiaries has or may have any liability
(accrued, contingent or otherwise), for the benefit of, or on behalf of, any U.S. employee of any of the TLC Subsidiaries employed in the United States.

          "Person" shall mean a person, corporation, partnership, limited liability company, joint venture, trust or other entity or organization.

          "Subsidiary" shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is, in the case of a partnership, a general partner or, in the case of a limited liability company, a manager or managing member.

          "TLC" shall mean The Learning Company Inc., a Delaware corporation, which was merged with and into Mattel, but shall not mean Mattel or any other successor to The Learning Company Inc.

          "TLC Business" shall mean the business of developing, publishing and marketing consumer software products (including, without limitation, those listed on Schedule A attached hereto), as currently conducted by Mattel through The Learning Company business unit of the Mattel Interactive division of Mattel; it being understood that the "TLC Business" does not include the Mattel Media business unit of the Mattel Interactive division of Mattel, which owns, develops, publishes or markets certain consumer software products, including, without limitation, those listed on Schedule B attached hereto.

          "TLC Material Adverse Effect" shall mean a material adverse change in, or effect on, the business, annual results of operations or financial condition of the TLC Business taken as a whole; provided, however, that none of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, could be or will be a TLC Material Adverse Effect: (i) any failure by the Company or the TLC Business to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (ii) any earnings (or losses) consistent with the estimates, forecasts or projections that on or prior to the date hereof have been disclosed to AEG or publicly by Mattel; (iii) results of the litigation set forth in
Section 1 of the TLC Disclosure Schedule; (iv) conditions affecting the educational, entertainment and/or productivity software industries as a whole; (v) conditions affecting the U.S. economy as a whole or foreign economies in any locations where the TLC Business or any of the TLC Subsidiaries have operations or sales (including, without limitation, prevailing interest rate levels); (vi) conditions resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement; or (vii) any effect arising out of or resulting from actions contemplated by the parties in connection with, or which is attributable to, the announcement of the disposition by Mattel of the TLC Business or the announcement, execution or consummation of this Agreement and the transactions contemplated hereby.

          "TLC Subsidiaries" shall mean Mattel's Subsidiaries that conduct the TLC Business, which are set forth in Section 3.4 of the TLC Disclosure Schedule.

          "TSCA" shall mean the Toxic Substances Control Act, 15
U.S.C. 2601, et seq.

          "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA under which the Company or any Subsidiary of the Company has or may have any liability (accrued, contingent or otherwise), for the benefit of, or on behalf of, any U.S. employee of the Company or any Subsidiary employed in the United States.

          "Working Capital" shall mean current assets (excluding cash) less current liabilities (excluding short-term debt), computed in accordance with GAAP.

                     ADDITIONAL DEFINITIONS
                     ----------------------

Term                                                  Section No.
----                                                  -----------
Acceleration Event                                         7.2(b)
Acquiring Person                                           7.5(a)
Action                                                       3.10
AEG                                                      Preamble
AEG Fees                                                   8.1(a)
Agreement                                                Preamble
Allocations                                                6.1(b)
Appraiser                                                     7.3
Assumed Employee Liabilities                                  5.9
Assumed Liabilities                                        5.2(b)
Assumption Agreement                                   9.2(b)(ii)
Bonus Units                                                7.1(g)
Capital Contributions Cap                                    5.11
Claims Notice                                                11.3
Closing                                                       2.1
Closing Date                                                  2.2
Company                                                  Preamble
Company Indemnified Parties                               11.1(b)
Company Plan                                               5.2(a)
Confidentiality Agreement                                    12.4
Conversions                                                   9.3
Determination                                              6.1(a)
EBITDA                                                     7.2(a)
EBITDA Notice                                             7.2(c)
EBITDA Payment                                             7.2(a)
EBITDA Period                                              7.2(a)
EBITDA Resolution Period                                   7.2(e)
Enterprise Value Payment Amount                            7.3(a)
Excess EBITDA                                              7.2(a)
Excluded Assets                                               5.8
Excluded Taxes                 Definition of "Excluded Liability"
Fifth Year Enterprise Value                                7.3(b)
Governmental Entity                                        3.6(b)


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

Holdings                                                 Recitals
HSR Act                                                    3.6(b)
Income Taxes                                               6.7(a)
Indemnified Parties                                       11.1(b)
Indemnitor                                                   11.3
Interim TLC Balance Sheet                                 3.18(a)
Interim TLC Balance Sheet                                 3.18(a)
Interim TLC Financial Statements                          3.18(a)
IPR                                                       3.16(a)
Lease and Operational Documents                           3.13(c)
License Agreement                                        Recitals
Liens                                                      3.3(b)
Liquidity Event Percentage                                 7.1(h)
Liquidity Resolution Period                                7.1(e)
Liquidity Statement                                        7.1(d)
Losses                                                     5.3(b)
Mattel                                                   Preamble
Mattel Consolidated Returns                                6.2(e)
Mattel Group                                               6.7(b)
Mattel Indemnified Parties                                11.1(a)
Mattel Interactive Trademarks and Logos                   5.10(a)
Mattel Level Employees                                     5.2(a)
Mattel Secured Note                                        7.2(b)
Minimum Payment                                               7.4
Net Revenue                                                7.2(a)
Net Sale Proceeds                                          7.5(a)
Neutral Auditors                                           7.1(e)
Order                                                      9.1(a)
Paid Distributions                                         8.1(b)
Parent-Level Contracts                                        5.7
Parent-Level Contracts                                        5.7
Permitted Liens                                           3.13(b)
Portfolio Securities                                          5.8
Post-Closing Period                                        6.8(a)
Pre-Closing Period             Definition of "Excluded Liability"
Preferred Return Payments                              7.1(b)(ii)
Previous Interest Payments                             7.1(b)(ii)
Price                                                         2.4
Quarter End Date                                           7.2(a)
Return Amount                                              7.1(f)
Returns                                                    6.7(g)
Sale of the Company                                        7.5(a)
Seller Plan                                                5.2(a)
Tax Benefit                                                6.7(c)
Tax Item                                                   6.7(d)
Tax Proceeding                                             6.7(e)


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

Tax Returns                                                  3.11
Taxes                                                      6.7(g)
Third Party Claim                                            11.3
Three Year Enterprise Value                                   7.3
Threshold Amount                                           7.2(a)
TLC Contracts                                             3.14(a)
TLC Disclosure Schedule                               Article III
TLC Insurance Policies                                        3.9
TLC Intellectual Property Rights                          3.16(a)
TLC Leased Property                                       3.13(a)
TLC Material Products                                 3.14(a)(ii)
TLC Owned Property                                        3.13(a)
TLC Shares and LLC Interests                                  2.1
Transition Services Agreement                            Recitals


                           ARTICLE II

                 PURCHASE AND SALE; THE CLOSING

          2.1 Purchase and Sale. At the closing of the transactions contemplated hereby (the "Closing"), Mattel shall sell, transfer, convey, assign and deliver to the Company all of its rights in the outstanding capital stock or limited liability company interests of the TLC Subsidiaries (the "TLC Shares and LLC
Interests") in exchange for the Consideration.

          2.2 Closing. The Closing shall take place at the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los
Angeles, CA 90067, or at such other place as may be mutually agreed upon by the parties (the date of such Closing, "Closing
Date").

          2.3 Retention of Books and Records. The Company shall, and shall cause the TLC Subsidiaries to, (i) hold all of the books and records of the TLC Subsidiaries existing on the Closing Date and not destroy or dispose of any thereof for a period of six years from the Closing Date or such longer time as may be required by law, and thereafter, if it desires to destroy or dispose of such books and records, offer first in writing at least 60 days prior to such destruction or disposition to surrender them to Mattel and (ii) from and after the Closing, afford Mattel, its accountants and counsel, during normal business hours, upon reasonable request, at any time, reasonable access to such books, records and other data and to the employees of the Company and any of its Subsidiaries to the extent that such access may be requested for any legitimate purpose at no cost to Mattel (other than for reasonable out-of-pocket expenses).

          2.4 Fair-Market Value. Mattel and the Company agree that the fair-market value of the Consideration is reasonably ascertainable and is the amount set forth on Schedule C (the
"Price").

                           ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF MATTEL

          Mattel represents and warrants to the Company that the statements contained in this Article III are, to the knowledge of Mattel, true and correct except as set forth in the disclosure schedule delivered by Mattel to the Company or AEG on or before the date of this Agreement (the "TLC Disclosure Schedule"). The TLC Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this Article III only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

          3.1 Organization and Qualification. The TLC Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective organization, with the corporate power and authority to own and operate their respective businesses as presently conducted, except for any failure to be in good standing or to have such power or authority that would not have a TLC Material Adverse Effect. The TLC Subsidiaries are duly qualified as foreign corporations or other entities to do business and are in good standing in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except for such failures to be in good standing or so qualified as would not, individually or in the aggregate, have a TLC Material Adverse Effect.

          3.2 Authorization; Validity and Effect of Agreement. Mattel has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Mattel and the performance by Mattel of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and all other necessary corporate action on the part of Mattel and no other corporate proceedings on the part of Mattel are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mattel and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Mattel, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          3.3  Capitalization.

          (a) The TLC Shares and LLC Interests represent all of the outstanding capital stock or limited liability company interests in the TLC Subsidiaries. All of the TLC Shares and LLC Interests are validly issued, fully paid and nonassessable. Except for the TLC Shares and LLC Interests, there are not, and at the Closing there will not be, any capital stock or other equity interests in the TLC Subsidiaries issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the TLC
Subsidiaries to issue, transfer or sell any capital stock or other equity interests in the TLC Subsidiaries, or any agreements, arrangements, or understandings granting any Person any rights in the TLC Subsidiaries similar to capital stock or other equity interests, including, without limitation, stock appreciation and profit participation rights.

(b) All of the TLC Shares and LLC Interests are owned of record and beneficially by Mattel free and clear of all liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other encumbrances and agreements of any nature whatsoever, whether consensual, statutory or otherwise (collectively, "Liens").
          3.4 Subsidiaries. The TLC Subsidiaries are those set forth in Section 3.4 of the TLC Disclosure Schedule.

          3.5 Other Interests. None of the TLC Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any Person except for the TLC Subsidiaries, other than Portfolio Securities (as defined herein).

          3.6  No Conflict; Required Filings and Consents.

          (a) Neither the execution and delivery of this Agreement by Mattel nor the performance by Mattel of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with Mattel's certificate of incorporation or bylaws or the comparable charter or organizational documents of any of the material TLC Subsidiaries;
(ii) assuming satisfaction of the requirements set forth in
Section 3.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to Mattel or the TLC Subsidiaries or any of the properties or assets of the TLC Subsidiaries; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Mattel or the TLC Subsidiaries under, or result in the creation or imposition of any Lien upon any properties, assets or business of the TLC Subsidiaries under, any TLC
Contract or any order, judgment or decree to which any of the TLC
Subsidiaries is a party or by which any of the TLC Subsidiaries or any of their respective assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a TLC Material Adverse Effect.

(b) Except for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), no consent, approval or authorization of, permit from, or declaration, filing or registration with, any court, administrative agency, commission or other governmental authority, body or instrumentality, federal, state, local, domestic or foreign governmental or regulatory authority ("Governmental Entity"), or any other Person is required to be made or obtained by the TLC Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not, individually or in the aggregate, have a TLC Material Adverse Effect.

          3.7 Compliance. The TLC Subsidiaries are in compliance with all foreign, federal, state and local laws and regulations of a Governmental Entity applicable to their respective operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a TLC Material Adverse Effect. Neither Mattel nor the TLC Subsidiaries have received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a TLC Material Adverse Effect. The TLC Subsidiaries hold all permits, licenses and franchises from Governmental Entities required to conduct their respective businesses as they are now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a TLC Material
Adverse Effect.

          3.8 Product Liability. There are no claims against Mattel or the TLC Subsidiaries for injury to person or property of employees or any third parties suffered as a result of the sale of any product or performance of any service by Mattel or the TLC
Subsidiaries in connection with the TLC Business, including claims arising out of the defective or unsafe nature of its products or services, which would, individually or in the aggregate, have a TLC Material Adverse Effect.

          3.9 Insurance. Mattel has made available to the Company accurate and complete copies of all material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies with respect to the TLC Business maintained by Mattel or the TLC Subsidiaries (collectively, "TLC Insurance Policies"). All TLC Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the TLC Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and substantially equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards.

          3.10 Litigation.  Except for the matters set forth in
Section 3.10 of the TLC Disclosure Schedule, (i) there is no action, claim, suit, litigation, proceeding, or governmental investigation ("Action") instituted, pending or threatened, in each case against Mattel or the TLC Subsidiaries relating to the TLC Business, which, individually or in the aggregate, directly or indirectly, would reasonably be likely to have a TLC Material Adverse Effect, (ii) nor is there any outstanding judgment, decree or injunction, in each case against Mattel or the TLC Subsidiaries relating to the TLC Business which, individually or in the aggregate, has or would reasonably be likely to have a TLC Material Adverse Effect.

          3.11 Taxes. All Tax Returns (as defined below) required to be filed on or prior to the Closing Date by, or with respect to any activities of, the TLC Subsidiaries have been filed on a timely basis, and all Taxes (as defined below) shown to be due on such Tax Returns have been paid, except where the failure to file such Tax Returns or pay such Taxes would not have a

TLC Material
Adverse Effect. All such Tax Returns were correct and complete, except for failures that would not have a TLC Material Adverse
Effect.

          3.12 Employee Benefit Plans.

          (a) Section 3.12 of the TLC Disclosure Schedule contains a complete list of all material Pension Plans, Welfare Plans and Benefit Arrangements (other than those Benefit Arrangements consisting of employment contracts, individual severance agreements or individual change in control agreements with employees having annual base compensation of less than $200,000) as of the date hereof. True and complete copies or descriptions of the Pension Plans, Welfare Plans and material Benefit
Arrangements (other than those maintained outside the United
States), including, without limitation, trust instruments, if any, that form a part thereof, and all amendments thereto have been furnished or made available to the Company and its counsel.

(b)   Except as described in Section 3.12 of the TLC
Disclosure Schedule or which, individually or in the aggregate, would not be reasonably likely to have a TLC Material Adverse Effect, (i) each of the Pension Plans, Welfare Plans and Benefit Arrangements (other than any Multiemployer Plan) has been administered and is in material compliance with the terms of such Pension Plan, Welfare Plan and Benefit Arrangement and all applicable laws, rules and regulations and each employee benefit plan maintained for non-U.S. employees of the TLC Subsidiaries employed outside of the United States has been administered and is in material compliance with the terms of such plan and all applicable laws, rules and regulations, (ii) no "reportable event" (as such term is used in Section 4043 of ERISA) for which the notice requirements to the Pension Benefit Guaranty Corporation have not been waived, "prohibited transaction" (as such term is used in Section 406 of ERISA or Section 4975 of the
Code) for which no exemption exists or "accumulated funding deficiency" (as such term is used in Section 412 or 4971 of the Code) has heretofore occurred with respect to any Pension Plan (other than any Multiemployer Plan), (iii) there is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Pension Plan, Welfare Plan or Benefit Arrangement that is pending or threatened against the TLC Subsidiaries, or any Pension Plan, Welfare Plan, or Benefit Arrangement, other than routine claims for benefits, (iv) none of the TLC Subsidiaries or ERISA Affiliates have incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA which remains unsatisfied, (v) any termination of, or withdrawal from, any Pension Plan or Multiemployer Plan of the TLC Subsidiaries or any ERISA Affiliate, on or prior to the Closing Date, will not subject the TLC Subsidiaries to any liability under Title IV of ERISA, (vi) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any current or former employee of any of the TLC Subsidiaries to benefits under any Pension Plan, Welfare Plan or Benefit Arrangement (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement), (vii) with respect to the Pension Plans, Welfare Plans and Benefit Arrangements, individually and in the aggregate, there are no funded benefit material obligations for which material contributions have not been made or properly accrued and there are no unfunded material benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the TLC Business, and (viii) no ERISA Affiliate has incurred or is expected to incur any Controlled Group Liability which is, or is reasonably expected to become, a liability of the Company.

          3.13 Assets.

          (a) Section 3.13 of the TLC Disclosure Schedule identifies all real property owned by the TLC Subsidiaries (the "TLC Owned
Property") and all real property leased or operated by the TLC
Subsidiaries where more than 20 employees are located (the "TLC
Leased Property").

(b) The TLC Subsidiaries have good and marketable title to the TLC Owned Property, and a valid leasehold interest in the TLC Leased Property, sufficient to allow each of the TLC Subsidiaries to conduct, and to continue to conduct, their respective businesses as and where currently conducted, except for such matters that, individually or in the aggregate, are not reasonably likely to have a TLC Material Adverse Effect. Such title and leasehold interest is free and clear of any and all Liens, except for (i) liens for Taxes not yet due and payable or which are being contested in good faith; (ii) carriers, management, mechanics, institutions, repairman or other like liens arising in the ordinary course of business and not overdue;
(iii) easements, rights of way, encroachments, restrictions, conditions and other similar encumbrances incurred in the ordinary course of business; and (iv) other Liens that would not, individually or in the aggregate, result in a TLC Material Adverse Effect ("Permitted Liens").

(c) True and correct copies of all of the principal documents under which the TLC Owned Property and the TLC Leased Property is leased or operated (the "Lease and Operational Documents") have been delivered or made available for review to the Company. The Lease and Operational Documents are unmodified and in full force and effect. None of the Company, its Subsidiaries or any other party is in material default under the Lease and Operational Documents, and no defaults (whether or not subsequently cured) by any of the TLC Subsidiaries or any other party have been alleged thereunder, except for such defaults that, individually, or in the aggregate, are not reasonably likely to have a TLC Material Adverse Effect.

(d) The TLC Subsidiaries taken as a whole have sufficiently good and valid title to, or an adequate leasehold interest in, their material tangible personal properties and assets in order to allow them to conduct, and continue to conduct, the TLC Business as and where currently conducted. Such material tangible personal assets and properties are sufficiently free of Liens to allow each of the TLC Subsidiaries to conduct, and continue to conduct, the TLC Business as currently conducted and the consummation of the transactions contemplated hereby will not alter or impair such ability in any respect which, individually or in the aggregate, would be reasonably likely to have a TLC Material Adverse Effect. There are no defects in the physical condition or operability of such material tangible personal assets and properties which would impair the use of such assets and properties as such assets and properties are currently used, except for such defects which, individually or in the aggregate, would not be reasonably likely to have a TLC Material Adverse Effect.

          3.14 Material Contracts.

          (a) Section 3.14(a) of the TLC Disclosure Schedule contains a complete and accurate list of all Contracts of the following categories to which any of the TLC Subsidiaries is a party (or, in the case of clause (i) below, to which Mattel is a party) or by which any of them is bound as of the date of this Agreement:

                (i) material exclusive distribution agreements not terminable by the TLC Subsidiaries without penalty upon 90 days' or less notice and distribution agreements resulting in an annual payment to the TLC Subsidiaries of $3 million or more;

(ii) license agreements pursuant to which the TLC Business is authorized to use any third party patents, trademarks, copyrights, trade secrets, likeness or other proprietary rights, including software, that is used in the manufacture of, incorporated in, or forms a part of the top fifty selling products of the TLC Business during the period between July 1, 1999 and November 1, 2000, as reported by PC Data, Inc. (such products, the "TLC Material Products").

(iii) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments relating to the lending of money, whether as borrower, lender or guarantor, in excess of $3 million;

(iv) Contracts containing covenants materially limiting the freedom of any of the TLC Subsidiaries to engage in any line of business or compete with any Person or operate at any location which are not terminable by the TLC Subsidiaries without penalty upon 90 days' or less notice;

(v) any material Contract with any federal, state or local government other than such Contracts relating to the sales of goods in the ordinary course of business;

(vi) other than license agreements and distribution agreements, Contracts involving annual expenditures or liabilities in excess of $10 million which are not terminable by the TLC Subsidiaries without penalty upon 90 days' or less notice;

(vii) the principal documents (excluding escrow agreements, affiliate agreements and other ancillary documents) relating to any merger, consolidation, business combination, share exchange or business acquisition, or for the purchase, acquisition, sale or disposition of any material assets of any of the TLC Subsidiaries outside the ordinary course of business which (A)(1) involves consideration to any party in excess of $20 million and
(2) were entered into after January 1, 1998, or (B) under which the TLC Subsidiaries remain obligated to make "earnout" payments or other conditional payments of cash or stock based on the operating results or other financial performance of the TLC Business or a portion of its business; and

(viii)    other than as set forth in Section 3.12 of the TLC
Disclosure Schedule, any other Contract to be performed after the date of this Agreement which would be a material contract of the TLC Subsidiaries as a whole (as defined in Item

601(b)(10) of
Regulation S-K of the SEC, if the TLC Subsidiaries as a whole were the relevant issuer).

True copies of the written Contracts identified in Section
3.14(a) of the TLC Disclosure Schedule (the "TLC Contracts"), as in effect on the date hereof, have been delivered or made available to the Company.

          (b) As of the date of this Agreement, (i) each of the TLC Contracts is valid and binding upon the TLC Subsidiaries in accordance with its terms and is in full force and effect and
(ii) there is no material breach or violation of or default by the TLC Subsidiaries or the other party under any of the TLC
Contracts and no event has occurred with respect to the TLC Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the TLC Contracts, in each of clauses (i) and (ii), other than any such failure to be valid and binding and in full force and effect, breach, violation, default or event, as applicable, which, individually or in the aggregate, would not be reasonably likely to have a TLC Material Adverse Effect.

          3.15 Labor Relations. Except as would not be reasonably likely to have a TLC Material Adverse Effect, as of the date of this Agreement (i) there are no activities or proceedings of any labor union to organize any non-unionized employees of the TLC Subsidiaries; (ii) there are no unfair labor practice charges and/or complaints pending against the TLC Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of the TLC Subsidiaries; and (iii) there is no strike, slowdown, work stoppage or lockout, or threat thereof, by or with respect to any employees of the TLC Subsidiaries. As of the date of this Agreement, the TLC Subsidiaries are not parties to any collective bargaining agreements. There are no controversies pending or threatened between the TLC Subsidiaries and any of their respective employees, except for such controversies that would not be reasonably likely to have a TLC Material Adverse Effect.

          3.16 Intellectual Property.

          (a) Except for the Mattel Interactive Trademarks and Logos, the TLC Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights to use, make, distribute, display, perform, produce and/or sell all patents, trademarks, trade names, service marks and copyrights, any applications for and registrations of such patents, trademarks, trade names, service marks and copyrights, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications, tangible or intangible proprietary information or material, waivers or licenses of publicity or privacy rights or any other third party licenses that are necessary to conduct the TLC Business as currently conducted (collectively, "IPR"), the absence of which would be reasonably likely to have either individually or in the aggregate, a TLC Material Adverse Effect
(the "TLC Intellectual Property Rights").

(b) The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of, or create on behalf of any third party the right to terminate or modify, any license, sublicense or other agreement relating to the TLC Intellectual Property Rights, in each case other than a termination, modification or breach which, individually or in the aggregate, would not be reasonably likely to have a TLC Material Adverse Effect.

(c) All patents, registered trademarks, service marks and copyrights which are held by the TLC Subsidiaries the loss or invalidity of which would cause a TLC Material Adverse Effect are valid and subsisting. Section 3.16(c) of the TLC Disclosure Schedule sets forth a complete and accurate list of all registered copyrights, registered trademarks, patents and patent applications for the TLC Material Products. Except as disclosed in Section 3.16(c) of the TLC Disclosure Schedule or as would not reasonably be likely to have a TLC Material Adverse Effect, (i) neither Mattel nor the TLC Subsidiaries have been sued in any Action or received in writing notice of any claim or notice, which involves a claim of (x) infringement or violation of any patents, trademarks, service marks, copyrights, trade secrets, right of privacy or publicity or any other proprietary right of any third party or (y) libel or defamation, in each case described in this clause (i) in connection with the TLC Business; and (ii) the manufacturing, marketing, licensing and/or sale of the products of the TLC Business does not infringe or violate any patent, trademark, service mark, copyright, trade secret, right of privacy or publicity, or other proprietary right of any third party. There are no known infringements of any of the patents, trademarks, servicemarks and/or copyrights held by Mattel which individually or in the aggregate would be reasonably expected to have a TLC Material Adverse Effect, except as identified in
Section 3.16(c) or 3.10 of the TLC Disclosure Schedule.

(d) All Persons employed in the TLC Business, as employees, contractors or otherwise, and who have created and/or developed any IPR which is primarily related to the TLC Business, except for the Excluded Assets, and the absence of which, either individually or in the aggregate, could reasonably be expected to have a TLC Material Adverse Effect, have executed a written assignment and/or agreement to assign all right, title and interest in and to such IPR to Mattel and/or the TLC Subsidiaries, as a work made for hire, free and clear of any encumbrance or claim of ownership or interest.

          3.17 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a TLC Material Adverse Effect, Mattel and the TLC
Subsidiaries: (i) have obtained all applicable permits, licenses and other authorizations which are required to be obtained under all applicable Environmental Laws by Mattel and the TLC
Subsidiaries in connection with the TLC Business; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or arising from applicable Environmental Laws in connection with the TLC Business; (iii) have not received notice of any past or present violations of Environmental Laws in connection with the TLC Business, or of any spill, release, event, incident, condition or action or failure to act in connection with the TLC Business which is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability or liability under Environmental Laws, or which would otherwise form the basis of any Action against Mattel or the TLC
Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any Hazardous Material by any Person in connection with the TLC Business; and (iv) have taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by Mattel or the TLC Subsidiaries thereunder in connection with the TLC Business.

          3.18 Financial Statements.

          (a) Mattel has delivered to the Company the unaudited consolidated balance sheet with respect to the TLC Business as of August 31, 2000 (the "Interim TLC Balance Sheet") and the related unaudited statement of income for the eight-month period ended on such date (collectively, with the Interim TLC Balance Sheet, the "Interim TLC Financial Statements"). The Interim TLC Balance Sheet presents fairly in all material respects the consolidated financial condition of the TLC Business as of such date and the statement of income included in the Interim Company Financial Statements presents fairly in all material respects the consolidated results of the operations for the eight-month period then ended (subject in each case to normal audit adjustments and other adjustments disclosed therein and to other adjustments to receivables previously described to AEG).

(b) The Interim TLC Financial Statements have been prepared in all material respects in accordance with GAAP, consistently applied (except (i) as disclosed therein, (ii) as described in clause (a) above with respect to receivables and (iii) the absence of footnotes).

          3.19 Brokers. Except for Credit Suisse First Boston Corporation and U.S. Bancorp Piper Jaffray Inc., each of whose fees will be paid by Mattel, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the TLC Subsidiaries or Mattel.

          3.20 Changes Since August 31, 2000. Except as set forth on the TLC Disclosure Schedule or as otherwise contemplated by this Agreement, since August 31, 2000:

          (a) No TLC Subsidiary has sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of assets other than in the ordinary course of business;

(b) No TLC Subsidiary has paid any dividends or distributed any assets to any equity holder in respect of such equity other than to another TLC Subsidiary;

(c) No TLC Subsidiary has acquired any material amount of assets except in the ordinary course of business, nor acquired or merged with any other business;

(d) No TLC Subsidiary has waived or amended any material contractual right of such TLC Subsidiary, except in the ordinary course of business; and

(e) No TLC Subsidiary has entered into any agreement to take any action described in clauses (a) through (d) above.

                           ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES
                     OF THE COMPANY AND AEG

          Each of the Company and AEG represents and warrants to Mattel that the statements contained in this Article IV are true and correct as to itself.

          4.1 Corporate Organization. Each of the Company and AEG is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate or similar power and authority to own and operate its business as presently conducted. Each of the Company and AEG has previously made available to Mattel true and correct copies of organizational and trust documents, including, in the case of the Company, its limited liability company agreement. As of immediately prior to the Closing, the Company has not engaged in any transaction other than its formation.

          4.2 Authorization; Validity and Effect of Agreement. Each of the Company and AEG has the requisite corporate or trust power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Company and AEG of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors or its trustees, as applicable, and all other necessary corporate or trust action on the part of each of them and no other corporate or trust proceedings on the part of each of them are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Company and AEG and, assuming that it has been duly authorized, executed and delivered by Mattel, constitutes a legal, valid and binding obligation of each of them, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          4.3  No Conflict; Required Filings and Consents.

          (a) Neither the execution and delivery of this Agreement nor the performance by each of the Company and AEG of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with the provisions of the trust instrument or limited liability company agreement or other organizational document; (ii) assuming satisfaction of the requirements set forth in Section 4.3(b) below, violate any statute, law, ordinance, rule or regulation, applicable to it or any of its properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any of any obligation under, or result in the creation or imposition of any Lien upon any properties, assets or business of the Company or AEG, as applicable, under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which it is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on its obligation to perform its covenants under this Agreement.

(b) Except for the pre-merger notification requirements of the HSR Act, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be made or obtained by the Company or AEG in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not, individually or in the aggregate, have a material adverse effect on its obligation to perform its covenants under this Agreement.

          4.4 Broker's Fees. Except as set forth in Section 8.1(a), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or AEG.

          4.5 Acquisition of TLC Shares and LLC Interests for Investment; Ability to Evaluate and Bear Risk. Each of the Company and AEG agrees that the TLC Shares and LLC Interests may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, except pursuant to an exemption from such registration available under such Act, and without compliance with foreign securities laws, in each case, to the extent applicable.

          4.6  Investigation; No Additional Representations and
Warranties.

          (a) Each of the Company and AEG is an informed and sophisticated participant in the transactions contemplated hereby and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary in connection with the execution, delivery and performance of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that Mattel is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including but not limited to any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of the business of the TLC Subsidiaries and it is understood that the Company takes the business of the TLC Subsidiaries AS IS AND WHERE IS. It is understood that any cost estimates, projections or other predictions contained or referred to in the TLC Disclosure Schedule, in the offering materials that have been provided to the Company or AEG or that have otherwise been disclosed to the Company or AEG are not and shall not be deemed to be representations or warranties of Mattel hereunder and that none of Mattel, the TLC Subsidiaries or any of their respective directors, officers, shareholders, employees, Affiliates, controlling persons, agents, advisors or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Company or AEG or their respective directors, officers, employees, affiliates, controlling persons, agents or representatives.

          4.7 Litigation. There is no Action instituted, pending or, to the knowledge of AEG or the Company, threatened, in each case against AEG or the Company or any of its Subsidiaries, which, individually or in the aggregate, directly or indirectly, would reasonably be likely to have a material adverse effect on its ability to perform its agreements and obligations under this Agreement, nor is there any outstanding judgment, decree or injunction, in each case against AEG or the Company or any of its Subsidiaries, which has or would reasonably be likely to have, individually or in the aggregate, a material adverse effect on its ability to perform its agreements and obligations under this Agreement.

          4.8 Available Funds. AEG currently has sufficient funds to comply with its obligation to make the $10 million capital contribution contemplated hereby and will have immediately prior to the Closing, available to it all funds necessary to meet its obligations set forth in Section 5.11 and to satisfy any other obligations hereunder and in connection with the transaction contemplated hereby on the terms and conditions set forth herein.

          4.9 Knowledge Regarding Representations; Satisfaction of Conditions. As of the date of this Agreement, neither the Company nor AEG is aware of any inaccuracy or misstatement in, or breach of, any representation or warranty of Mattel contained herein.

                            ARTICLE V

                        CERTAIN COVENANTS

          5.1  Further Assurances.

          (a) The parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement. Except for the Mattel Interactive Trademarks and Logos, or the Excluded Assets as identified in Section 5.8 of the TLC Disclosure Schedule, in the event that, after the date of this Agreement, Mattel or the Company identifies additional IPR or other related rights owned by Mattel or its affiliates (other than the TLC Subsidiaries) that are primarily related to the TLC Business, Mattel agrees to execute additional assignment agreements in forms substantially similar to the relevant assignment agreement delivered at the Closing of this Agreement to transfer any and all rights in such IPR to the Company. In the event that, after the date of this Agreement, Mattel or the Company identifies IPR or other related rights that were transferred to the Company pursuant to this Agreement but that are primarily related to the Excluded Assets as identified on Section 5.8 of the TLC Disclosure Schedule or the Mattel Interactive Trademarks and Logos or that are otherwise not primarily related to the TLC Business, the Company agrees to execute agreements to retransfer any and all rights in such IPR to Mattel.

          (b) On or before the Closing, Mattel shall deliver to the Company documents sufficient to fully vest in the Company and its Subsidiaries all of Mattel's right, title and interest in the
U.S. patents, and to perfect and confirm the rights of the Company and its Subsidiaries to the U.S. trademarks and copyrights, that are set forth on the Intellectual Property Annex of the TLC Disclosure Schedule, except for those whose absence, individually or in the aggregate, could not reasonably be expected to have a TLC Material Adverse Effect. Mattel shall use all reasonable efforts to deliver to the Company and its Subsidiaries before the Closing, and in any case within a reasonable period after the Closing, documents sufficient to fully vest in the Company and its subsidiaries all of Mattel's right, title and interest in the foreign patents, and to perfect and confirm the rights of the Company and its Subsidiaries to the foreign trademarks and copyrights, that are set forth on the Intellectual Property Annex of the TLC Disclosure Schedule, except for those whose absence, individually or in the aggregate, could not reasonably be expected to have a TLC Material Adverse Effect. Such documents shall include documents for filing with the U.S. Patent and Trademark Office, the U.S. Copyright Office and foreign registration agencies.

          5.2  Employees.

          (a) In the event that any individual who was employed by Mattel prior to the Closing and who accepts an offer to become an employee of the Company or any TLC Subsidiary on or after the Closing (the "Mattel Level Employees") receives an "eligible rollover distribution" (within the meaning of Section 402(c)(4) of the Code) from any Pension Plan qualified under Section 401 of the Code (a "Seller Plan"), the Company or its Affiliates shall cause a defined contribution plan qualified under Section 401(a) of the Code and maintained or sponsored by the Company or one of its Affiliates (a "Company Plan") to accept a direct rollover of such eligible rollover distribution (including, but not limited to, any portion of such eligible rollover distribution comprised of the outstanding balance of documented loans from a Seller Plan to such Mattel Level Employee). If, as of the Closing, a Mattel Level Employee cannot receive an "eligible rollover distribution" (within the meaning of Section 402(c)(4) of the Code) from any Seller Plan which contains a cash or deferred arrangement qualified under Section 401(k) of the Code because such Mattel
Level Employee has not had a "separation from service" within the meaning of Section 401(k) of the Code, the Company or its Affiliates shall cause a Company Plan to accept a transfer from such Seller Plan of the account balance of such Mattel Level
Employee under Section 414(l) of the Code.

(b) The term "Assumed Employee Liabilities" shall mean the liabilities set forth in Section 5.2 of the TLC Disclosure
Schedule.

(c) For a period of two years following the Closing Date, the Company shall use its reasonable efforts to include Mattel under any release of liability obtained from terminated employees of the TLC Business (including Mattel Level Employees).

(d) At any time up to and including the Closing Date, Mattel may amend, or cause any TLC Subsidiary to amend, any stock option plan sponsored or maintained by a TLC Subsidiary, or any stock option grant or agreement issued under such a Plan, to (i) vest all or any portion of the options issued under any such plan, grant, or agreement as of the Closing, or (ii) permit the exercise of any or all of such options within a specified period of time after the Closing.

          5.3  D&O Indemnification.

          (a) The Company agrees that the transactions contemplated hereby shall not affect or diminish, and from and after the Closing, the Company shall cause each of the TLC Subsidiaries not to make any changes to their respective organizational documents that would adversely affect or diminish, any of the TLC
Subsidiaries' duties and obligations of indemnification existing as of the Closing Date in favor of employees, agents, directors or officers of the TLC Subsidiaries or, with respect to liabilities of or related to the TLC Business, of Mattel, arising by virtue of the TLC Subsidiaries' organizational documents in the form in effect at the date of this Agreement or arising by operation of law or arising by virtue of any contract, resolution or other agreement or document existing at the date of this Agreement, and such duties and obligations shall continue in full force and effect and be honored by the Company for so long as they would (but for the transactions hereby) otherwise survive and continue in full force and effect.

(b) In addition to the foregoing, from and after the Closing, the Company shall indemnify, hold harmless and defend each person who is a current or former officer or director of any of the TLC Subsidiaries or, with respect to liabilities of or related to the TLC Business, of Mattel, against all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, demands, claims, actions, causes of action, assessments, deficiencies and other charges ("Losses") or expenses (including attorneys' fees) arising out of or pertaining to acts or omissions (or alleged acts or omissions) by them in their capacities as such, which acts or omissions occurred at or prior to the Closing. To the maximum extent permitted by applicable law, the indemnification and related rights hereunder shall be mandatory rather than permissive, and the Company shall promptly advance expenses in connection with such indemnification to the fullest extent permitted under applicable law; provided that, to the extent required by law, the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. At the Closing, the Company shall assume and become liable for all liabilities and obligations of the TLC Subsidiaries (and each of their respective successors and assigns) contemplated by this Section 5.3.

(c) The provisions of this Section 5.3, (i) are intended to be for the benefit of, and shall be enforceable by, each person entitled to indemnification hereunder, and each such person's heirs, representatives, successors or assigns, it being expressly agreed that such persons shall be third party beneficiaries of this Section 5.3, and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(d)    This Section 5.3 shall not apply to Excluded
Liabilities.

          5.4  Intercompany Relationships; Accounts.

          (a) At or prior to the Closing, Mattel and the Company shall enter into the Transition Services Agreement. Except for the Transition Services Agreement, all agreements and arrangements between the TLC Subsidiaries on the one hand, and Mattel and any of its Subsidiaries (other than the TLC Subsidiaries) on the other hand (including, without limitation, all data processing, accounting, insurance, banking, personnel, legal, communications), shall terminate at and as of the Closing.

(b) At or prior to the Closing, all intercompany accounts between the TLC Subsidiaries, on the one hand, and Mattel and its Subsidiaries (other than the TLC Subsidiaries) on the other hand, shall be eliminated, without any net payment of funds in connection therewith; provided, however, that the accounts listed in Section 5.4(b) of the TLC Disclosure Schedule shall not be eliminated as a contribution of capital.

          5.5 No Restrictions on Future Operation. The parties hereby acknowledge and agree that neither Mattel nor its Affiliates shall be restricted or prohibited by this Agreement or the transactions contemplated hereby from taking any action, including owning, leasing, licensing, managing or otherwise operating any business or assets, that may compete, directly or indirectly, with the TLC Business.

          5.6  [Intentionally Omitted.]

          5.7 Certain Consents. The Company and Mattel shall use reasonable efforts (which shall not include the payment of money by Mattel) to obtain all consents and approvals required for the assignment, effective as of the Closing, to the TLC Subsidiaries of the Contracts relating to the TLC Business to which Mattel is a party that are set forth in Section 5.7 of the TLC Disclosure Schedule ("Parent-Level Contracts"). From and after the Closing, for so long as such consent or approval cannot be obtained, Mattel shall, to the extent reasonably practicable, provide the Company or the assignee of the Company in a Liquidity Event (or, as applicable, the TLC Subsidiaries) the economic benefit (taking into account costs and benefits with respect to Taxes) of the Parent-Level Contracts to the same extent as if Mattel had not been precluded from assigning such agreements to the TLC Subsidiaries, and the Company shall or shall cause a TLC Subsidiary (or shall cause such assignee) to perform all obligations and assume all liabilities and obligations under such Parent-Level Contracts. If the Taxes and other costs imposed upon Mattel in respect of the performance of such Parent-Level Contracts exceed the monies received by Mattel in respect thereof, the Company shall (or shall cause such assignee to) promptly reimburse Mattel for such excess. Nothing in this Agreement shall be construed as an attempt to assign any Parent-Level Contract or any right thereto that by the terms of such Parent-Level Contract is not assignable without the consent of the other party to such contract or if an assignment or transfer or attempt to make such an assignment or transfer without the consent of a third party or a waiver of a third party's rights would constitute a breach or violation thereof or adversely affect the rights of Mattel, the Company, or any of the TLC Subsidiaries thereunder or thereto. Any transfer of any Parent-Level Contract described in the preceding sentence shall be made subject to such consent or waiver being obtained. If and when such consents and approvals are obtained, the transfer of the applicable Parent-Level Contract shall be effected in accordance with the terms of this Agreement. For U.S. federal income tax purposes, the parties shall treat the Parent-Level Contracts as owned, from and after the Closing, by the Company or a Subsidiary of the Company, except to the extent otherwise required pursuant to a Determination.

          5.8 Excluded Assets. At or prior to the Closing, Mattel will use reasonable efforts to cause the TLC Subsidiaries to transfer to Mattel the following assets that are currently held by the TLC Subsidiaries (the "Excluded Assets"): (i) the securities listed in Section 5.8 of the TLC Disclosure Schedule
(the "Portfolio Securities"), (ii) customer lists described in
Section 5.8 of the TLC Disclosure Schedule, (iii) cash and cash equivalents and (iv) the other assets set forth in Section 5.8 of the TLC Disclosure Schedule. Mattel and the Company agree that if, at the time of Closing, any such assets have not been transferred to Mattel as contemplated hereby, upon receipt of notice from Mattel, the Company shall promptly use reasonable efforts to cause such assets (other than cash or cash equivalents in excess of the amount that was held by the Company immediately prior to the Closing) to be transferred to Mattel or an Affiliate designated by Mattel. For U.S. federal income tax purposes, each such transfer by a TLC Subsidiary that was the subject of a Conversion, whether occurring before or after the Closing, shall be treated as a distribution in connection with the complete liquidation (to which Sections 332 and 337 of the Code apply) of the TLC Subsidiary that held such Excluded Asset prior to the Closing, which liquidation is deemed to occur by reason of the Conversions.

          5.9 Certain Obligations. The Company shall or shall cause one or more of its Subsidiaries to be substituted in all respects for Mattel, effective as of the Closing, in respect of all obligations of Mattel under the agreements to which Mattel is a party that are set forth in Section 5.9(a) of the TLC Disclosure Schedule (together with the "Assumed Employee Liabilities", the Mattel-level litigation set forth in Section 5.9(b) of the TLC Disclosure Schedule and all liabilities under the Parent-Level Contracts, the "Assumed Liabilities"). The Company shall from and after the Closing Date cause the TLC Subsidiaries to perform and fulfill all of their respective obligations and commitments whether existing as of the Closing Date or arising or incurred thereafter, including without limitation the obligations listed in Section 5.9(a) of the TLC Disclosure Schedule.

          5.10 Mattel Name.

          (a) The parties agree that the Company is not purchasing, acquiring or otherwise obtaining any right, title or interest in the name, trade name, trademark, identifying logo or service mark "Mattel Interactive" or any trade name, trademark, identifying logo or service mark confusingly similar to the name, trade name, trademark, identifying logo or service mark "Mattel Interactive" (collectively, the "Mattel Interactive Trademarks and Logos"); provided, however, that the Company may, on a limited, royalty-free basis, use the Mattel Interactive Trademarks and Logos and any trade names, trademarks, servicemarks owned or licensed by Mattel and its affiliates and used in the business conducted by the TLC Subsidiaries, (i) currently existing on stationery, shipping materials, business cards, invoices, and other general office materials and brochures and on software-related instruction materials, sales and marketing flyers and brochures and software packaging, until such time as such inventory existing on the Closing Date is sold, removed from distribution for sale or destroyed in the ordinary course of business and (ii) for three months from and after the Closing Date, in general advertisements and corporate public relations materials, for the exclusive purpose of identifying the TLC Subsidiaries as having been formerly owned by Mattel. The Company agrees that, except as set forth in this Section 5.10, neither it nor any of its Affiliates shall make any use of the Mattel Interactive
Trademarks and Logos from and after the Closing Date.  The
Company may, on a royalty free basis, use (for the purposes used at the Closing Date) the Mattel Interactive Trademarks and Logos as such may be contained (as at the Closing Date) in the software (including, without limitation, the source code and object code) sold, licensed or distributed by the TLC Subsidiaries. The
Company further agrees that from and after the

Closing it will
use its commercially reasonable efforts to terminate as soon as practicable its use of the Mattel Interactive Trademarks and Logos as such may be contained in software sold by the TLC Subsidiaries; provided, however, that in any event any and all use by the Company of Mattel Interactive Trademarks and Logos as such may be contained in the software sold by the TLC Subsidiaries shall terminate eighteen months after the Closing. The Company agrees that Mattel owns all right, title and interest in the "Mattel" and "Mattel Interactive" name, trade name, trademark and service mark and further agrees never to challenge the validity of any of Mattel's rights therein.

(b) As promptly as possible after the Closing, the Company shall terminate the use of the name "Mattel" in the names of any of its Subsidiaries that contain the name "Mattel" as of such time.
          5.11 AEG Capital Commitment. At the Closing, AEG will make the following commitment to cause to be contributed to the capital of the Company: (i) as of the Closing, AEG shall cause Holdings to contribute $10 million in cash to the Company in the form of an equity contribution; (ii) on every monthly anniversary of the Closing, AEG shall cause Holdings to make an additional capital contribution to the Company, in form and on terms reasonably acceptable to Mattel, in such amount as is reasonably required to fund the operations of the Company for the following
30 days. Notwithstanding anything above, AEG shall not be required to make or cause to be made capital contributions in excess of $80 million (as may be adjusted below, the "Capital Contributions Cap"). In addition, AEG may arrange for the Company to obtain third-party financing in lieu of its obligations in this Section 5.11(ii), on terms reasonably satisfactory to Mattel; provided, that the principal amount of such financing (or the committed availability thereof), shall be regarded as a capital contribution by Holdings for the period during which such funds are available to the Company, but solely for the purpose of determining whether AEG have complied with the covenant set forth in this Section 5.11(ii); it being understood that such third-party financing shall not be regarded as AEG Committed Capital for purposes of Funded Capital Commitment as used in Section 7.1.

          5.12 Best Efforts. Each of Mattel and AEG agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated hereby and to cooperate with the other in connection with the foregoing, including using its best efforts, including, within four days after the date hereof, making complete and true filings under the HSR Act
(provided, however, that in the event of a request for additional information and documentary materials under the HSR Act, Mattel and AEG shall use their best efforts to comply with such request as promptly as possible). The parties hereto further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use their respective best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

          5.13 Public Announcements; Confidentiality. Except as otherwise required by law or if required in order to comply with any listing agreement with, or the rules or regulations of, any securities exchange on which securities of Mattel, AEG, the Company or any of their respective Affiliates are listed or traded, each of Mattel, AEG and the Company will consult with the other and obtain the consent of the other (which consent shall not be unreasonably withheld) before issuing any press releases or any public statements with respect to this Agreement and the transactions contemplated hereby. Any information provided to AEG or its representatives pursuant to this Agreement shall be held by such person in accordance with, and shall be subject to the terms of, the Confidentiality Agreement. Each of AEG and the Company shall comply with the Confidentiality Agreement as if it were a party thereto.

          5.14 Organization Documents. Prior to the Closing, Mattel shall make available to the Company the certificates of incorporation, bylaws and similar organizational documents of the TLC Subsidiaries.

          5.15 Access to Information. From the date hereof through the Closing Date, the Company and its representatives shall have reasonable access, upon reasonable prior written notice, during normal business hours to all properties, books and records, contracts, permits and other documents of or relating to the TLC Subsidiaries or the TLC Business in order to make such investigation as they shall reasonably request, provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

          5.16 Conduct of the Business. Except as contemplated by this Agreement, from the date hereof through the Closing Date, Mattel shall cause each TLC Subsidiary to use commercially reasonable efforts to conduct its business in the ordinary course in all material respects, and shall use commercially reasonable endeavors to preserve intact its business relationships, keep available the service of its employees and maintain satisfactory relationships with its suppliers and customers. Without limiting the generality of the foregoing, neither Mattel nor any TLC Subsidiary shall, without the prior written consent of the Company, which shall not be unreasonably withheld, take or undertake or incur any of the acts, transactions, events or occurrences specified in clauses (a) through (d) of Section 3.20, except as set forth in Sections 3.4 or 3.20 of the TLC Disclosure Schedule.

          5.17 Cooperation Concerning Insurance. The parties acknowledge that certain insurance coverage relating to the TLC Business is currently provided pursuant to policies of insurance that are maintained by Mattel. Mattel agrees to cooperate reasonably with the Company (at the Company's expense) to coordinate the transition, following the Closing, of the coverage provided by such policies to new insurance policies obtained and maintained by the Company (or by one or more of its affiliates), such cooperation and coordination to include, without limitation, cooperating and assisting the Company in purchasing (at the Company's expense) "tail" insurance policies, considering in good faith the provision of continued coverage for claims that were incurred prior to the Closing that are covered by "occurrence based" insurance policies or other insurance policies that may continue to be available following the Closing (but only to the extent that all costs and expenses related thereto are borne by the Company), transitioning the management of self-insured claims, and transferring to the Company any insurance policies relating exclusively to the TLC Subsidiaries (such as pre-paid, single premium insurance policies covering any TLC Subsidiary or its employees) that may be held by Mattel.

                           ARTICLE VI

                           TAX MATTERS

          6.1  Tax Treatment.

          (a) The parties agree to treat (i) the Conversions as complete liquidations for purposes of the Code qualifying under Code Sections 332 and 337, (ii) the sale of the TLC Shares and
LLC Interests in exchange for the Consideration pursuant to
Article II hereof as a closed transaction for purposes of the Code, (iii) the Price as Mattel's amount realized in such sale,
(iv) the Consideration as a purchase money debt obligation, (v) the Allocations (as defined below) as the allocation of the Price among the assets sold for purposes of the Code and (vi) each TLC Subsidiary that is the subject of a Conversion as a "disregarded" entity within the meaning of Treasury Regulation Section 301.7701-3 from and after the time of the Conversion. The parties shall file all Tax Returns, make or refrain from making all elections necessary for and (except as otherwise required pursuant to a "determination" within the meaning of Code Section 1313(a) (a "Determination")) take no position inconsistent with the treatments set forth above in this paragraph.

(b) The parties shall agree, reasonably promptly after Closing, on an allocation of the Price among the assets deemed to have been sold hereunder (the "Allocations"). The Allocations shall be reasonable and shall be determined in accordance with
Section 1060 of the Code and the applicable Treasury Regulations thereunder. The parties shall cooperate in the preparation of any forms or reports, including IRS Form 8594, required to be filed pursuant to Code Section 1060.

          6.2  Cooperation and Exchange of Information.

          (a) Mattel shall prepare and submit to the Company, no later than three months after the Closing Date, Year 2000 blank
Tax Return workpaper packages. The Company shall, and shall cause each of its Subsidiaries to, prepare completely and accurately and submit to Mattel, within three months of receipt, all information as Mattel shall reasonably request in such Tax Return workpaper packages.

(b) As soon as practicable, but in any event within 30 days after Mattel's request, from and after the Closing Date, the Company shall provide Mattel with such commercially reasonable cooperation and shall deliver to Mattel such commercially reasonable information and data concerning the TLC Subsidiaries and make available on a commercially reasonable basis such knowledgeable employees of the TLC Subsidiaries as Mattel may reasonably request, including providing the information and data required by Mattel's customary Tax and accounting questionnaires, in order to enable Mattel to complete and file all Tax Returns which it may be required to file with respect to the TLC Subsidiaries or to respond to audits by any taxing authorities with respect to the TLC Subsidiaries, and to otherwise enable Mattel to satisfy its accounting, Tax and other legitimate requirements. The Company shall make its and the TLC Subsidiaries' employees and facilities available on a mutually convenient and reasonable basis to provide explanation of any documents or information provided hereunder.

(c) For a period of 10 years after the Closing Date (or such longer period as is required by Revenue Procedure 98-25), the Company shall, and shall cause the TLC Subsidiaries to, retain all Tax Returns, books and records (including computer files in a manner that satisfies Revenue Procedure 98-25) of, or with respect to the activities of, the TLC Subsidiaries for all taxable periods ending on or prior to the Closing Date. Thereafter, the Company shall not, and shall cause the TLC Subsidiaries not to, dispose of any such Tax Returns, books or records unless it first offers such Tax Returns, books and records to Mattel and Mattel fails to accept such offer within 60 days of its being made.

(d) Mattel and the Company shall, and shall cause their respective Subsidiaries to, cooperate in the preparation of all Tax Returns relating in whole or in part to taxable periods ending on or before the Closing Date that are required to be filed after such date and all Tax Returns for taxable periods beginning before the Closing Date and ending after the Closing Date; provided, that Mattel shall have the sole authority to make all determinations with respect to such Tax Returns to the extent such determinations may affect the amount of Taxes for which Mattel is liable.

(e) Notwithstanding any other provision: (i) Mattel shall have the right to control (and neither the Company, AEG nor any of their respective Subsidiaries or Affiliates shall be entitled to participate in) any Tax Proceeding with respect to any United States consolidated federal Income Tax Return which includes Mattel, any United States consolidated federal Income Tax Return for a Pre-Closing Period which includes TLC or any of the TLC Subsidiaries, any other consolidated, combined or unitary Tax Return which includes any member of the Mattel Group, or any other consolidated, combined or unitary Tax Return for a Pre-Closing Period which includes TLC or any of the TLC Subsidiaries (all such Returns, the "Mattel Consolidated Returns"), nor shall the Company, AEG or any of their respective Subsidiaries or Affiliates be entitled to any information regarding any Mattel Consolidated Return (or any Return of Mattel), except to the extent relating solely to the Company or its Subsidiaries, (ii) any Tax Benefit arising on or with respect to any Mattel Consolidated Return, whether relating to the TLC Business or otherwise, and any net operating loss arising on or with respect to any Mattel Consolidated Return for a Pre-Closing Period relating in whole or in part to the TLC Business or the TLC Subsidiaries and any Tax loss or deduction arising on or with respect to any Mattel Consolidated Return resulting from the sale contemplated by Section 2.1 shall be for the benefit of Mattel and shall not reduce or set off any obligation of the Company, AEG, or any of the TLC Subsidiaries hereunder and (iii) Mattel shall be entitled to prepare and file in such manner as it determines in its sole discretion any Mattel Consolidated Return.

(f) If the Company, AEG or any of their respective Subsidiaries, as the case may be, fails to provide any information requested by Mattel in the time specified herein, or if no time is specified pursuant to this Article VI, within a reasonable period, or otherwise fails to do any act required of it under this Article VI, then the Company shall be obligated, notwithstanding any other provision of this Agreement, to indemnify Mattel and the Company shall so indemnify Mattel and hold Mattel harmless from and against any and all costs, claims or damages, including, without limitation, all Taxes or deficiencies thereof, payable as a result of such failure.

          6.3 Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Mattel on the one hand and the TLC

Subsidiaries on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date.

          6.4 Timing Differences. The Company agrees that if as the result of any audit adjustment (or adjustment in any other Tax Proceeding) made with respect to any Tax Item, by any taxing authority with respect to the Pre-Closing Period, the Company, AEG or any of their respective members or Affiliates, including the TLC Subsidiaries, receives a Tax Benefit, then the Company shall pay to Mattel the amount of such Tax Benefit within 15 days of the filing of the Tax Return in which such Tax Benefit is utilized. For purposes of determining the amount and timing of any Tax Benefit, the recipient of the Tax Benefit shall be deemed to pay Tax at the highest marginal rate in effect in the year such Tax Benefit is utilized.

          6.5 Post-Closing Dispositions. For the absence of doubt, the covenants of the Company, AEG and the TLC Subsidiaries set forth in this Article VI shall apply to the Company, AEG and the TLC Subsidiaries regardless of any post-Closing disposition of the TLC Subsidiaries by the Company or any of its Subsidiaries.

          6.6  Allocation Method.  The Company agrees to use the
"remedial allocation method" for purposes of Treasury Regulation
Section 1.704-3 to the extent available.

          6.7 Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

          (a) "Income Taxes" shall mean U.S. federal, state or local net income or capital gain Taxes (but not any gross income Taxes and not any withholding Taxes), together with any interest or penalties imposed with respect thereto.

(b) "Mattel Group" shall mean Mattel or any Subsidiary of Mattel, other than the TLC Subsidiaries.

(c) "Tax Benefit" shall mean the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases tax basis, including any interest with respect thereto or interest that would have been payable but for such item.

(d) "Tax Item" shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

(e) "Tax Proceeding" shall mean any Tax audit, contest, litigation, defense or other proceeding with or against any Governmental Entity.

(f) "Taxes" shall mean all federal, state, local or foreign income, gross receipts, windfall profits, value added, severance, property, production, sales, use, license, excise, franchise, employment, withholding or other taxes of any kind whatsoever together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(g) "Tax Returns" or "Returns" shall mean all reports and returns required to be filed with respect to Taxes.

          6.8  Refunds; Allocation of Taxes; Payment of Certain Taxes.

          (a) Mattel shall be entitled to any refunds of Taxes of the TLC Subsidiaries or arising from the operation of the TLC
Business for the Pre-Closing Period. The Company shall be entitled to any refunds of Taxes of the TLC Subsidiaries or arising from the operation of the TLC Business for any period (or portion thereof) beginning after the Closing Date and for the post-Closing portion of a taxable period that includes but does not end on the Closing Date (all such periods and portions, the "Post-Closing Period").

(b) In the case of Taxes based upon or related to income or receipts, which Taxes are for a taxable period of a TLC Subsidiary that includes but does not end on the Closing Date, such Taxes shall be allocated between the Pre-Closing Period and the Post-Closing Period on the basis of an interim closing of the books of such TLC Subsidiary as of the end of the Closing Date. In the case of other Taxes of a TLC Subsidiary for a taxable period that includes but does not end on the Closing Date, the portion of such Taxes allocated to the Pre-Closing Period shall be based on the number of calendar days in such taxable period ending on and including the Closing Date and the portion allocated to the Post-Closing Period shall be based on the number of calendar days in such taxable period beginning with and including the day after the Closing Date.

(c) The Company shall timely pay, or shall cause to be timely paid, any Pre-Closing Period Taxes of the TLC Subsidiaries or arising from the operation of the TLC Business, which Taxes are shown on a Tax Return (other than a Mattel Consolidated Return) to be due (other than as a result of a Tax Proceeding) and are for the Pre-Closing Period but are due after the Closing Date.


                           ARTICLE VII

                       PAYMENT PROVISIONS

          7.1  Liquidity Events.

          (a) In the event of a Liquidity Event, the Company shall, when received, pay to Mattel such portions of the total Excess
Net Proceeds of such Liquidity Event as are described below;
provided, that the Company shall not pay, distribute or otherwise transfer any Net Proceeds from a Liquidity Event to any Person until any dispute pursuant to this Section 7.1 has been resolved in accordance with the procedures set forth in this Section 7.1:

                (i) If a binding agreement with respect to a Liquidity Event is executed at any time before the first anniversary of the Closing, the Company shall pay 50% of the Excess Net Proceeds to Mattel;
     provided that if the total Net Proceeds from all such Liquidity
     Events before the first anniversary of the Closing is in excess of $100 million, the Company shall pay 75% of all Excess Net
     Proceeds in excess of $100 million to Mattel;

(ii) If a binding agreement with respect to a Liquidity Event is executed at any time from the first anniversary of the Closing until the second anniversary of the Closing, the Company shall pay 50% of the Excess Net Proceeds to Mattel;

(iii)     If a binding agreement with respect to a Liquidity
Event is executed at any time from the second anniversary of the Closing until the third anniversary of the Closing, the Company shall pay 40% of the Excess Net Proceeds to Mattel; and

(iv) If a binding agreement with respect to a Liquidity Event is executed at any time from the third anniversary of the Closing until the fifth anniversary of the Closing, the Company shall pay
20% of the Excess Net Proceeds to Mattel.

          (b) In the event of a Liquidity Event, the Company shall be permitted to distribute and apply the total Net Proceeds of such Liquidity Event as follows; provided, however, that the Company shall not pay, distribute or otherwise transfer such proceeds until any dispute pursuant to this Section 7.1 has been resolved in accordance with the procedures set forth in this Section 7.1
(and provided, further, that no payments with respect to the equity portion of Funded Capital Commitment shall be made pursuant to this Section 7.1.(b) unless and until all the debt portion of the Funded Capital Commitment has been fully repaid in accordance with this Section 7.1(b)):

                (i) first, to the return of the principal of the Funded Capital Commitment; provided that Assumed Debt shall be regarded as a return hereunder;

(ii) second, to Holdings, as return on the Funded Capital Commitment, until such payments, when added to any AEG Fees, Paid Distributions, Previous Interest Payments (as defined below) and previous payments pursuant to this subclause (ii) are equal, in the aggregate, to an 8% compounded annual return on the Funded Capital Commitment for the period it is outstanding (such fees, distributions, previous payments and Liquidity Event payments, together with the advance payments referred to below, the "Preferred Return Payments"); provided, that if, after making the Preferred Payments due in connection with a Liquidity Event, the aggregate Preferred Return Payments made as of such date are less than $15 million, the Company shall be permitted to distribute additional Net Proceeds, to the extent available from the Liquidity Event, to Holdings until such additional amounts (which shall be deemed advance Preferred Return Payments with respect to future Liquidity Events), when taken with the Preferred Return Payments paid prior to such date, are equal to $15 million. For purposes of this Agreement, "Previous Interest Payments" shall mean any payments previously made in satisfaction of interest obligations on Funded Capital Commitment that consists of debt or other instruments with a guaranteed rate of return; and

(iii)     Third, to payment of Mattel Secured Notes.

          (c) Any payments permitted to be made pursuant to Section 7.1(b) shall rank senior in priority to the payments required to be paid to Mattel pursuant to Section 7.1(a). In the event of a Liquidity Event, the Company shall be permitted to distribute to Holdings (or other equity holders of the Company) the excess of the Excess Net Proceeds of such Liquidity Event over the portion of such Excess Net Proceeds as is required to be paid to Mattel pursuant to Section 7.1(a); provided that the Company shall not distribute such proceeds until any dispute pursuant to this
Section 7.1 has been resolved in accordance with the procedures set forth in this Section 7.1.

(d) As promptly as practicable, but in any event, within five business days following the closing of an agreement with respect to a Liquidity Event, the Company shall deliver to Mattel a statement ("Liquidity Statement") of the Company showing the calculations of such payments, accompanied by a certification thereof by the Company's chief financial officer to the accuracy of such calculations. During the preparation of such calculation and the period of any dispute within the contemplation of this
Section 7.1, the Company shall (1) provide Mattel and Mattel's authorized representatives, upon reasonable notice, full access during normal business hours to the books, records, facilities and employees of the Company and its Subsidiaries and their independent accountants and their respective workpapers, and any definitive documentation containing the terms of the Liquidity Event; and (2) cooperate with Mattel and Mattel's authorized representatives, including the provision on a timely basis of all information reasonably requested by Mattel or Mattel's authorized representatives and necessary or useful in reviewing the preparation of the Liquidity Statement. After receipt of the Liquidity Statement, Mattel shall have 30 days to review it and unless Mattel delivers written notice to the Company on or prior to the 30th day after Mattel's receipt of the Liquidity Statement a notice specifying in reasonable detail all disputed items and the basis therefor, Mattel shall be deemed to have accepted and agreed to the Liquidity Statement (such 30-day period to be extended for any period of time during which Mattel shall not have had full access to such books, records, employees, workpapers and documentation as described in the preceding sentence).

(e) If Mattel so notifies the Company of its objection to the Liquidity Notice, Mattel and the Company shall, within 30 days following such notice (the "Liquidity Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If at the conclusion of the Liquidity Resolution Period amounts shall remain in dispute, then all disputes shall be submitted to a firm of nationally recognized independent public accountants (the "Neutral Auditors") selected by Mattel and the Company within 10 days after the expiration of the Liquidity Resolution Period. If Mattel and the Company are unable to agree on the Neutral Auditors, then Mattel and the Company shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors who shall not have had a material business relationship with Mattel, the Company or any of their respective Affiliates within the past two years. The parties hereto agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne by the Company. The Neutral Auditors shall act as an arbitrator to determine only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Mattel and the Company and shall be final, binding and conclusive.

(f) Notwithstanding anything to the contrary in this Agreement, if, following the distribution of Net Proceeds with respect to a Liquidity Event, the Company is required to make payments to the party that had paid the Net Proceeds to the Company in connection with such Liquidity Event as a result of a purchase price adjustment or indemnification obligations assumed by the Company (or similar adjustment to the proceeds received by the Company) in connection with such Liquidity Event (the amount of such payments, the "Return Amount"), then each of Mattel and Holdings shall promptly pay or, in the case of Holdings, with respect to other equity holders of the Company, cause to be paid, to the Company such amounts as is necessary to put the parties in the same economic position as if the Return Amount had never been received (including by other equityholders of the Company).

(g) Notwithstanding anything to the contrary set forth in this Agreement, but subject to the following sentence, the Company may issue bonus units ("Bonus Units") of the TLC Business, which bonus units shall entitle the holders thereof to participate in Liquidity Events in the manner set forth below, but shall have no other economic rights. Mattel and AEG agree that the portions of the Excess Net Proceeds that each of Mattel and Holdings is entitled to receive (or, in the case of Holdings, is permitted, together with other equity holders, to receive) pursuant to Section 7.1(a) and 7.1(c) (each, a "Liquidity Event Percentage"), respectively, shall be proportionally (i.e., in the same percentage that they share in Excess Net Proceeds) reduced by the portion of the Excess Net Proceeds to which the holders of Bonus Units are entitled by their terms; provided, however, that in no event shall Mattel's Liquidity Event Percentage be reduced by more than 8% of Mattel's Liquidity Event Percentage with respect to the Liquidity Event giving rise to such reduction.

          7.2  EBITDA Target Payments.

          (a) No later than 90 days following the end of each of the fiscal years 2001 through 2003 of the Company (the "EBITDA
Period"), the Company shall pay to Mattel or an affiliate designated by Mattel, in the manner set forth below, an amount equal to 50% of the excess, if any, of the Company's EBITDA for such fiscal year over the greater of (i) the Threshold Amount or
(ii) 10% of the Company's Net Revenues for such Fiscal Year (such amount, "Excess EBITDA") (the "EBITDA Payment"). The "Threshold Amount" shall initially be $30,000,000 and shall, in the event of a business disposition of Company assets that constitutes a Liquidity Event (whether by stock transfer, asset sale, merger, or other transfer), be reduced by an amount obtained by multiplying the then-current Threshold Amount by a fraction, the numerator of which is the amount of revenue earned by the business so disposed of in the four fiscal quarters ending on the last day of the quarter preceding the date on which the binding agreement with respect to such disposition transaction was entered into (the "Quarter End Date") and the denominator of which is the amount of revenue earned by the Company in the four fiscal quarters ending on the Quarter End Date (adjusted to account for any previous business dispositions during such four fiscal quarters that required an adjustment of the Threshold
Amount). The intention of this adjustment is to fairly reduce the Threshold Amount and if revenue is not a fair proxy for EBITDA, the parties will negotiate in good faith an amendment to this provision. For purposes of this Agreement, the term
"EBITDA" shall mean consolidated earnings before interest income, interest expense, income Taxes, depreciation and amortization of the Company and excluding proceeds of any Liquidity Event and its Subsidiaries for such fiscal year computed in accordance with GAAP; provided that to the extent consistent with GAAP, all accounting principles (including all practices and valuation and estimation methodologies) historically used by the TLC Business, shall be used in connection with the determination of EBITDA.
For purposes of this Agreement, the term "Net Revenue" shall mean gross sales less returns and price adjustments, in accordance with accounting principles historically used by the TLC Business.

(b) The EBITDA Payment may be made to Mattel or its designee (i) by wire transfer of immediately available funds or
(ii) by delivery of a secured promissory note with (A) an initial aggregate principal amount equal to the EBITDA Payment, or, for purposes of Section 7.3, the Enterprise Value Payment Amount, (B) an interest rate equal to the lowest Applicable Federal Rate on the date of the distribution, or, for purposes of Section 7.3, on the date of payment referred to therein, compounded annually, (C) mandatory annual principal payments equal to 25% of the Excess Cash Flow (provided, however, that the aggregate of all mandatory annual principal payments under all Mattel Secured Notes shall not exceed 50% of Excess Cash Flow), (D) provisions requiring immediate payment of the outstanding aggregate principal amount, and any accrued and unpaid interest or fees, upon the occurrence of an Acceleration Event, (E) security collateral, to the extent available after the prior rights and security interests of the holders of any secured Company indebtedness, reasonably satisfactory to Mattel, and (F) such other terms as are customary for secured promissory notes and otherwise in form reasonably satisfactory to Mattel (a "Mattel Secured Note"). For purposes of this Agreement, an "Acceleration Event" shall mean any of the following: (i) payment of the principal in excess of $5 million of any funded indebtedness is accelerated; (ii) the Company shall commence any proceeding relating to bankruptcy, insolvency or reorganization or shall have been declared bankrupt or insolvent; or (iii) the Company shall close an initial public offering. In addition, to the extent that the Net Proceeds of a Liquidity Event exceed the amounts permitted to be paid pursuant to Sections 7.1(b)(i) and 7.1(b)(ii), the Company shall prepay the principal and pay any accrued but unpaid interest on the Mattel Secured Note in the event of such Liquidity Event, as permitted by Section 7.1(b)(iii).

(c) Within 90 days following the close of each fiscal year during the EBITDA Period, the Company shall deliver to Mattel an income statement of the Company for such fiscal year, accompanied by (A) a certification thereof by the Company's Chief Financial Officer to the effect that such income statement (i) has been prepared in conformity with generally accepted accounting principles, applied on a basis consistent with the application of such principles in the audit of the financial statements, and
(ii) fairly presents the results of the Company's operations for such fiscal year, and (B) a notice specifying the Company's EBITDA and Net Revenue for such fiscal year (the "EBIDTA Notice"), showing in reasonable detail the computation thereof to be accompanied by a certification by the Company's Chief Financial Officer that such computation was performed in a manner consistent with the preparation of the financial statements and based on the Company's books and records.

(d) During the preparation of the EBITDA Notice and the period of any dispute within the contemplation of this Section 7.2, the Company shall (1) provide Mattel and Mattel's authorized representatives, upon reasonable notice, full access during normal business hours to the books, records, facilities and employees of the Company and its Subsidiaries and their independent accountants and their respective workpapers to review of preparation of the EBITDA Notice; and (2) cooperate with Mattel and Mattel's authorized representatives, including the provision on a timely basis of all information reasonably requested by Mattel or Mattel's authorized representatives and necessary or useful in reviewing the preparation of the EBITDA Notice.

(e) After receipt of the EBITDA Notice, Mattel shall have 30 days to review the EBITDA Notice, together with the workpapers used in the preparation thereof. Unless Mattel delivers written notice to the Company on or prior to the 30th day after Mattel's receipt of the EBITDA Notice specifying in reasonable detail all disputed items and the basis therefor, Mattel shall be deemed to have accepted and agreed to the EBITDA Notice (such 30-day period to be extended for any period of time during which Mattel shall not have had full access to such books, records, employees and workpapers as described in the preceding sentence). If Mattel so notifies the Company of its objection to the EBITDA Notice, Mattel and the Company shall, within 30 days following such notice (the "EBITDA Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If at the conclusion of the EBITDA Resolution Period amounts shall remain in dispute, then all amounts remaining in dispute and any dispute as to exclusions of or additions to revenues and any allocations of expenses contemplated by the definition of "EBITDA" or "Net Revenue", shall be submitted to a firm of Neutral Auditors selected by Mattel and the Company within 10 days after the expiration of the EBITDA Resolution Period. If Mattel and the Company are unable to agree on the Neutral Auditors, then Mattel and the Company shall each have the right to request the American Arbitration Association to appoint the Neutral Auditors who shall not have had a material business relationship with Mattel, the Company or any of their respective Affiliates within the past two years. The parties hereto agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne by the Company. The Neutral Auditors shall act as an arbitrator to determine only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, shall be set forth in a written statement delivered to Mattel and the Company and shall be final, binding and conclusive.

          7.3  Long-Term Value Payouts.

          (a) If, on the third anniversary of the Closing, Mattel reasonably believes that the Company has a stand-alone enterprise value in excess of the Base Enterprise Value, Mattel shall have the right to seek an appraisal of the enterprise value of the Company (the "Three Year Enterprise Value") by a nationally recognized investment banking firm or appraiser (the "Appraiser") selected by mutual agreement of Mattel and the Company or, if Mattel and the Company cannot so agree within five business days of Mattel proposing an Appraiser, selected by agreement of one such investment banking firm or Appraiser retained by Mattel and one such investment banking firm retained by the Company, which firms shall be instructed to reach agreement within five business days of receipt by Mattel or the Company, as the case may be, that the other party has retained such a firm or appraiser for such purposes. Failure of any party to take all actions required hereby and to select an Appraiser in good faith shall result in the other party being able to select the Appraiser. If the Three Year Enterprise Value is in excess of the Base Enterprise Value, the Company shall promptly make a payment to Mattel equal to 5% of the amount by which Three Year Enterprise Value exceeds the Base Enterprise Value (the "Enterprise Value Payment Amount").
The "Base Enterprise Value" shall initially be $300,000,000 and shall, in the event of a business disposition of Company assets (whether by stock transfer, asset sale, merger, or other transfer), be reduced by the amount of the Net Proceeds to be received by the Company in such business disposition. The payment under this Section 7.3 may be made to Mattel (i) by wire transfer of immediately available funds or (ii) by delivery of a
Mattel Secured Note for an initial aggregate principal amount equal to the Enterprise Value Payment Amount.

          (b) In order to reduce the administrative costs and burdens of continuing the payments set forth in Section 7.1 beyond the fifth anniversary of the Closing, the parties hereto agree to the following in order to preserve the benefits of such payments to
Mattel: On the fifth anniversary of the Closing, Mattel shall have the right to seek an appraisal of the total enterprise value of the Company (the "Fifth Year Enterprise Value") by an
Appraiser, in accordance with the procedures set forth in Section
7.3(c) below. No later than 30 days after the delivery of the appraisal report by the Appraiser, the Company shall pay to Mattel, by wire transfer of immediately available funds, an amount equal to 20% of the Fifth Year Enterprise Value.

          (c) In determining the enterprise values of the Company above, the Appraiser shall use accepted valuation practices customarily used by independent reputable appraisers, including without imitation, comparable company trading analysis and discounted cash flow analysis.

(d)    In connection with the appraisals set forth in this
Section 7.3, the Company shall (1) provide the Appraiser, upon reasonable notice, full access during normal business hours to the books, records, facilities and employees of the Company and its Subsidiaries and their independent accountants and their respective workpapers; and (2) cooperate with the Appraiser, including the provision on a timely basis of all information reasonably requested by the Appraiser and necessary or useful in reviewing the preparation of the appraisals.

          7.4 Minimum Payment. On the tenth anniversary of the Closing, the Company shall pay to Mattel the Minimum Payment, which shall be an unconditional obligation of the Company. For purposes of this Agreement, "Minimum Payment" shall mean $10 million, reduced, but not below zero, by any payments made to Mattel by the Company pursuant to Sections 7.1, 7.2 or 7.3.

          7.5  Sale of Company.

          (a) In the event that all of the outstanding equity interests of the Company are acquired, directly or indirectly, by any Person that is not an Affiliate of the Company, AEG or any member of the Company (an "Acquiring Person") (whether by merger, consolidation, sale of stock, limited liability company interests or other equity interests) or by other direct or indirect transfer or event), such transaction or series of transactions shall be referred to as a "Sale of the Company." In the event of a Sale of the Company, the aggregate amount paid by the Acquiring Person in connection with its acquisition of interests in the Company, as a result of such Sale of the Company shall be referred to as the "Net Sale Proceeds."

(b) Prior to consummation of any Sale of the Company, AEG shall ensure that the Acquiring Person pays to Mattel a portion of the Net Sale Proceeds equal to the amount to which Mattel would have been entitled under Section 7.1 hereof in the event that such Acquiring Person had purchased from the Company assets of the Company for an amount of Net Proceeds equal to the amount of Net Sale Proceeds. The applicable amount payable to Mattel shall be determined using the procedure set forth in Section
7.1(d) and (e), except that the Liquidity Statement (or if necessary a preliminary Liquidity Statement) shall be delivered to Mattel at least 60 days prior to the expected consummation of such Sale of the Company.

(c) Following consummation of a Sale of the Company and payment to Mattel referred to above, the obligations of the Company pursuant to Sections 7.1, 7.2, and 7.3 and this Section
7.5 (other than then-existing obligations) shall terminate. For purposes of Section 7.4, any payment pursuant to Section 7.5(b) shall be considered to be a payment pursuant to Section 7.1 or 7.3.

(d) This Section 7.5 shall not eliminate, diminish or otherwise affect Mattel's right under Section 8.2(a) hereof.

                          ARTICLE VIII

                         FUTURE ACTIONS

          8.1 Certain Transactions. From and after the Closing, until the fifth anniversary of the Closing, the parties hereto agree that, except with the written consent of Mattel:

          (a) Other than as set forth in Sections 7.1 and 8.1(b) below, the Company shall not make any payments or distributions to AEG, GGC, Holdings, other equity holders of the Company, or any of their respective Affiliates, other than (i) a payment of $1 million to AEG or Holdings in connection with the Closing and
(ii) the payment of a management fee of not more than $150,000 per month to Holdings or an Affiliate to the extent Holdings or such Affiliate renders actual, bona fide management services to the Company and (iii) the payment of $3 million to GGC in connection with the Closing (collectively with the payments made under subclauses (i), (ii) and (iii), the "AEG Fees").

(b) Other than as permitted by Section 7.1(b) , 7.1(c) or 8.1(a), the Company shall not make any distributions to its members or other equity holders of the Company in excess of $100,000 per year (any distributions made pursuant to this Section 8.1(b), "Paid Distributions").

(c) The Company and its Subsidiaries shall not assume any liabilities that are not primarily related to the TLC Business.

(d) The Company shall obtain financing only on terms reasonably satisfactory to Mattel.

(e) Except as expressly provided in this Agreement and except for transactions in the ordinary course of business for purchases and sales of goods or services on terms no less favorable to the Company than those obtainable with non-affiliated parties, the Company shall not become a party to any transaction or agreement with AEG or any of its Affiliates or be liquidated or wound up.

(f) The Company shall not engage in any Liquidity Event for consideration to the Company other than cash; it being understood that for purposes of this Section 8.1(f), cash consideration received in a Liquidity Event in the form of (i) an earnout, (ii) assumption by another Person of debt of the Company or any of its Subsidiaries for borrowed money, (iii) escrow, or (iv) note, in each case that is ultimately payable only in cash shall be deemed to be consideration received in cash. For purposes of determining when such consideration is received pursuant to
Section 7.1, the foregoing consideration shall be deemed received by the Company upon actual payment of cash to the Company.

(g) Following the date of this Agreement, the parties shall negotiate in good faith with the goal of agreeing on parameters pursuant to which the Company would be permitted to engage in a Liquidity Event for consideration to the Company other than cash without the prior written consent of Mattel.

(h) The Company shall not issue any additional membership interests or other equity interests in the Company if doing so would (i) result in more than 10% of the Company's equity or voting interests being owned by a competitor of Mattel set forth in Section 8.1(h) of the TLC Disclosure Schedule, (ii) result in Holdings ceasing to be the managing member or manager of (or AEG otherwise ceasing to control) the Company or (iii) adversely impact any of Mattel's rights hereunder (including without limitation its right to receive payments pursuant to Section 7.1); provided, however, that (A) such additional membership interests or other equity interests in the Company shall be permitted to share in the distribution of Excess Net Proceeds only that would otherwise be distributable to Holdings pursuant to Section 7.1(c) hereof and shall not be entitled to receive any distributions, payments or other value from the Company or any Subsidiary prior to the satisfaction by the Company of its obligation to Mattel pursuant to the Agreement and (b) notwithstanding clause (iii) of this Section 8.1(g), the Company may issue the Bonus Units pursuant to and in accordance with
Section 7.1(g) hereof.

(i) The Company shall not change the form of its organization (as a limited liability company), whether by conversion, merger or otherwise.

          8.2 Fair Dealing. From and after the Closing, until the fifth anniversary of the Closing (or, in the case of Section 8.2(b), until the later of the fifth anniversary of the Closing or such time as the Company performs its obligations to Mattel), the parties hereto agree that, except with the written consent of
Mattel:

          (a) AEG shall not transfer (directly or indirectly) any portion of the membership interest in the Company held by it (whether directly or indirectly), other than to a wholly-owned Subsidiary of AEG, but only if such Subsidiary agrees with Mattel to be bound by each commitment and obligation of AEG contained in this Agreement.

(b) Neither the Company nor AEG shall take any action or engage in any transaction or series of related transactions, or enter into an agreement to do the same, or permit Holdings to do the same (i) with the intention of depriving Mattel of any of the benefits of or impairing any rights of Mattel under Article VII of this Agreement, including, without limitation, changing the Company's accounting policies or practices, artificially timing Liquidity Events and engaging in Liquidity Events at less than fair market value to the Company or (ii) that is inconsistent with or would interfere with the performance of the obligations or commitments of the Company hereunder; provided, however, that this Section 8.2 is not intended to limit the Company's right to manage and control the TLC Business in good faith or to require the Company to achieve any specific financial or business results.

          8.3 AEG Control. AEG hereby agrees to cause the Company to perform and fulfill all of its obligations and commitments set forth in this Agreement and shall not take any actions, including directly or indirectly authorizing or permitting the amendment of the Company's governing documents, or permit the Company or Holdings to take any actions, that are inconsistent with such obligation. AEG shall cause the Company to make payments to Mattel as provided in Article VII of this Agreement and, to the extent that the Company fails to make any such payment that it is required to make and that it is lawfully capable of making, AEG shall (at Mattel's election) either take such action as shall be necessary to cause the Company to make such payment or shall make such payment to Mattel on the Company's behalf; provided, however, that in no event shall the aggregate amount of such payments that AEG shall be obligated to make to Mattel on the Company's behalf exceed the aggregate amount of distributions and other payments received by Holdings (and other equity holders) from the Company in excess of the amounts permitted to be distributed to Holdings pursuant to Section 7.1(b)(i) and (ii).


                           ARTICLE IX

               CONDITIONS TO OBLIGATIONS TO CLOSE

          9.1 Conditions to Obligation of Each Party to Close. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

          (a) no statute, rule, regulation, executive order, decree or permanent injunction ("Order") shall have become effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby; and

(b) the applicable waiting period under the HSR Act shall have expired or been terminated.

          9.2 Closing Deliveries. Subject to the terms and conditions herein, at the Closing:

          (a)    Mattel will deliver to the Company:

                (i) assignments and other instruments of transfer and documents as shall be appropriate to effectively transfer the TLC
     Subsidiaries;

(ii) the Transition Services Agreement and License Agreement, duly executed by Mattel.

          (b)    The Company will deliver to Mattel:

                (i) the Transition Services Agreement and License Agreement, duly executed by the Company; and

(ii) an assignment and assumption agreement, duly executed by the Company in the form attached as Exhibit A hereto (the "Assumption Agreement"), to assume the Assumed Liabilities (as defined herein); provided, however, that obligations referred to in
Section 5.9 that will be assumed by a Subsidiary instead of the Company may be assumed by such Subsidiary signing such an Assumption Agreement, so long as all Assumed Liabilities are assumed by the Company or one or more of its Subsidiaries.

          9.3 Conditions to Obligations of Mattel. The obligations of Mattel to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver (by Mattel) at or prior to the Closing of the following condition: (a) prior to the Closing, Mattel shall have converted or merged its Domestic Subsidiaries (other than Broderbund Software Inc and its Subsidiaries and Electromap, Inc.) into limited liability companies (the "Conversions") and (b) at or prior to the Closing, Holdings has made the $10 million contribution referred to in
Section 5.11.

                            ARTICLE X

                           TERMINATION

          10.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

          (a)    The mutual written consent of the parties hereto;

(b) Subject to Section 10.3, any of the Parties hereto if the Closing has not occurred by the earlier of (x) the close of business on November 5, 2000 or (y) the third business day after satisfaction of the conditions set forth in Section 9.1(b) (assuming that the condition set forth in Section 9.1(a) is satisfied on such third business day) and Section 9.3; provided, that in either case such right to terminate shall not be available to any party whose breach of this Agreement has been a reason for such failure to close;

(c) Any of the Parties hereto in the event that any Order becomes effective (and final and nonappealable) permanently restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby;

          10.2 Procedure and Effect of Termination. In the event of termination of this Agreement by any party hereto pursuant to
Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 12.5 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

          10.3 Certain Termination. Mattel cannot terminate this Agreement pursuant to Section 10.1(b) as a result of the failure of the condition set forth in Section 9.3 to be satisfied unless Mattel has reasonably concluded that it will be unable to convert (or merge) one or more of the Domestic Subsidiaries into limited liability companies and will be unable to achieve a material portion of the expected benefits of this transaction or of such Conversions; provided, that if Mattel terminates this Agreement in the manner set forth above in this Section 10.3, it shall, promptly after such termination, pay to AEG a fee of $1.5 million to reimburse it for lost opportunity.


                           ARTICLE XI

                         INDEMNIFICATION

          11.1 Indemnification.

          (a) From and after the Closing, the Company shall indemnify Mattel and its officers, directors, employees, assigns, successors and Affiliates (collectively, the "Mattel Indemnified
Parties") and hold them harmless against and in respect of any and all Losses, and the costs and expenses, including reasonable attorneys' fees, of enforcing the Company's obligations hereunder, to the extent resulting from (i) any Assumed
Liabilities or (ii) the ownership or conduct of the TLC Business, whether such Loss arises before, on or after the Closing Date, other than any Excluded Liability and (iii) any Taxes of the TLC
Subsidiaries or arising from the operation of the TLC Business, other than Excluded Taxes.

(b) From and after the Closing, Mattel shall indemnify the Company and its officers, directors, employees, assigns, successors and Affiliates (collectively, the "Company Indemnified Parties" and together with the Mattel Indemnified Parties, as applicable, the "Indemnified Parties") and hold them harmless against and in respect of any and all Losses, and the costs and expenses, including reasonable attorneys' fees, of enforcing Mattel's obligations hereunder, to the extent resulting from any Excluded Liability.

          11.2 Limitations. No claim for indemnity under this Article IX shall be asserted by, and no liability for such indemnity shall be enforced against, either party to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated. All indemnification rights under this Agreement are without duplication.

          11.3 Notice to the Indemnitor. Promptly after the assertion of any claim by a third party ("Third Party Claim") or occurrence of any event which may give rise to a claim for indemnification from the party indemnifying an Indemnified Party (an
"Indemnitor") under this Article IX, the Indemnified Party shall notify the Indemnitor in writing of such claim (the "Claims
Notice"). The Claims Notice shall describe the asserted liability in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party.
Failure by the Indemnified Party to give a Claims Notice to the Indemnitor in accordance with the provisions of this Section 11.3 shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor has been actually prejudiced by such failure.

          11.4 Third Party Indemnification.

          (a) The Indemnitor may at its option undertake the defense of a Third Party Claim by representatives of its own choosing reasonably acceptable to the Indemnified Party. If the Indemnitor assumes such defense, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If, however, the Indemnified Party reasonably determines in the judgment of its counsel that representation by the Indemnitor's counsel of both the Indemnitor and the Indemnified Party would present such counsel with a material conflict of interest, then such Indemnified Party may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnitor shall pay the reasonable fees and disbursements of such separate counsel. If the Indemnitor, within 30 days after notice of any such Third Party Claim, fails to assume the defense of such Third Party Claim, the Indemnified Party against whom such claim has been made will (upon further notice to the Indemnitor) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk, and at the expense, of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof.

          (b) Anything in this Section 11.4 to the contrary notwithstanding, the Indemnitor shall not enter into any settlement or compromise of any action, suit or proceeding or consent to the entry of any judgment (i) which does not include a written release of the Indemnified Party from all liability in respect of such action, suit or proceeding or (ii) for other than monetary damages to be borne by the Indemnitor, without the prior written consent of the Indemnified Party. The Indemnified Party will have no liability to any third party with respect to any settlement or compromise of Third Party Claims effected without its consent.

          (c) The Indemnitor and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article IX, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.


                           ARTICLE XII

                          MISCELLANEOUS

          12.1 No Survival. None of the covenants, agreements, representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement; provided that any covenants and agreements that by their terms are to be performed after the Closing Date shall survive until fully discharged.

          12.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          12.3 Governing Law; Jurisdiction and Forum; Waiver of Jury
Trial.

          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

(b) Each party hereto irrevocably submits to the jurisdiction of any Delaware state or federal court in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the extent permitted by law, that final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement. Each party hereto certifies that it has been induced to enter into this Agreement or instrument by, among other things, the mutual waivers and certifications set forth above in this Section 12.3.

          12.4 Entire Agreement. This Agreement (including the schedules and exhibits hereto) and the Confidentiality Agreement, dated May 18, 2000, by and between Mattel and Gores Technology Group (the "Confidentiality Agreement") contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein.

          12.5 Expenses. Except as set forth in this Agreement or in that certain letter agreement, dated September 21, 2000, among Mattel, Gores Technology Group and GGC, whether the transactions contemplated hereby are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses unless expressly otherwise contemplated herein.

          12.6 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

          (a)    If to Mattel:

               Mattel, Inc.
               333 Continental Boulevard
               El Segundo, CA  90245-5012
               Attention:  Kevin M. Farr, Chief Financial Officer
               Fax No:

               With a copy to:

               Mattel, Inc.
               333 Continental Boulevard
               El Segundo, CA  90245-5012
               Attention:  Robert Normile, General Counsel
               Fax No:

               And a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, NY  10019
               Attention:  David M. Silk
               Fax No:  (212) 403-2000

          (b)    If to the Company:

               GTG/Wizard, LLC
               c/o Gores Technology Group
               10877 Wilshire Boulevard, Suite 1805
               Los Angeles, CA  90024
               Attention:  General Counsel

               Fax No.:  (310) 209-3310

               With a copy to:

               Gores Technology Group
               6260 Lookout Road
               Boulder, CO  80301
               Attention:  Chief Financial Officer
               Fax No.:  (303) 531-3200

               And a copy to:

               Riordan & McKinzie
               600 Anton Boulevard
               Costa Mesa, CA  92626
               Attention:  James W. Loss, Esq.
               Fax No.:  (714) 549-3244

          (c)    If to AEG:

               Alec E. Gores, trustee of the
               Revocable Living Trust Agreement of Alec E. Gores
               c/o Gores Technology Group
               10877 Wilshire Boulevard, Suite 1805
               Los Angeles, CA  90024
               Attention:  General Counsel
               Fax No.:  (310) 209-3310

               With a copy to:

               Gores Technology Group
               6260 Lookout Road
               Boulder, CO  80301
               Attention:  Chief Financial Officer
               Fax No.:  (303) 531-3200

               And a copy to:

               Riordan & McKinzie
               600 Anton Boulevard
               Costa Mesa, CA  92626
               Attention:  James W. Loss, Esq.
               Fax No.:  (714) 549-3244

          12.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of the other party hereto.

          12.8 Third Party Beneficiaries.  Except for Section 5.3 and
Article XI, which are intended to benefit, and to be enforceable by, the parties specified therein, this Agreement is not intended to confer upon any Person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

          12.9 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

          12.10 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with.
The
waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

          12.11 Interpretation. For the purposes of this Agreement, "to the knowledge of Mattel" shall mean the actual knowledge of the executive officers identified on Section 12.11 of the TLC Disclosure Schedule. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the TLC Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the TLC Disclosure
Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the TLC Disclosure Schedule is or is not material for purposes of this Agreement. The parties do not intend to create, nor shall anything in this Agreement be construed to create, a partnership or joint venture between or among any of the parties.

          12.12 No Right of Setoff. Notwithstanding anything contained herein to the contrary, the Company's obligation to make payments in accordance with this Agreement shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Mattel or any other Person for any reason whatsoever.

          12.13 Specific Performance. The parties hereto agree that irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, in the event that any party fails to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy in addition to any other remedy or law or in equity.

          12.14 Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held to be invalid, illegal or unenforceable to any extent, this Agreement shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

          12.15 Miscellaneous. Notwithstanding anything to the Contrary set forth in this Agreement, prior to the Closing, Holdings may sell a portion of its membership interests, or may cause the Company to issue membership interests (which shall not be a Liquidity Event), in each case to GGC, so long as: (a) Holdings continues as managing member or manager of the Company and (b) prior to or simultaneous with such transfer or issuance, GGC agrees in writing to be bound by this Agreement to the full extent as if it were a signatory hereto and every reference herein to AEG shall be deemed a reference to AEG and GGC.

          IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                              MATTEL, INC.



                              By: /s/ Robert A. Eckert
                                ---------------------------
                                Name: Robert A. Eckert
                                Title: Chairman and CEO


                              GTG/WIZARD, LLC



                              By: /s/ Alec E. Gores
                                ---------------------------
                                Name: Alec E. Gores
                                Title: Authorized Signatory



                              ALEC E. GORES, TRUSTEE OF THE
                              REVOCABLE LIVING TRUST AGREEMENT OF
                              ALEC E. GORES



                              By: /s/ Alec E. Gores
                                ---------------------------
                                Name: Alec E. Gores
                                Title: Trustee